Exhibit 99.1
Supplemental Discussion of Caesars Entertainment Operating Company, Inc. Financial Information
On January 28, 2008, Caesars Entertainment Corporation ("Caesars Entertainment," "Caesars," or "CEC") was acquired by affiliates of Apollo Global Management, LLC and TPG Capital, LP in an all-cash transaction (the “Acquisition”). A substantial portion of the financing of the Acquisition is comprised of bank and bond financing obtained by Caesars Entertainment Operating Company, Inc. (for purposes of this Exhibit, “CEOC,” the “Company,” “we,” “our,” or “us,” and including our subsidiaries when the context requires), a wholly owned subsidiary of Caesars Entertainment. This financing is neither secured nor guaranteed by Caesars Entertainment's other wholly owned subsidiaries, including certain subsidiaries that own properties that are secured under $4,650.0 million face value of financing issued by Caesars Entertainment Resort Properties ("CERP"). Therefore, we believe it is meaningful to provide information pertaining solely to the consolidated financial position and results of operations of CEOC and its subsidiaries. The CEOC consolidated condensed financial statements and other financial information and disclosures presented in this exhibit are unaudited and upon audit completion, such amounts and disclosures may change from what is presented herein.

Item 1.    CEOC Operating Results and Basis of Presentation

Consolidated CEOC Results
The following tables represent CEOC's unaudited Consolidated Condensed Balance Sheets as of December 31, 2013 and 2012, and its unaudited Consolidated Condensed Statements of Operations and unaudited Consolidated Condensed Statements of Cash Flows for the years ended December 31, 2013 and 2012.
On November 2, 2012, we sold the Harrah's St. Louis casino. In the fourth quarter 2012, we began discussions with interested investors regarding a sale of the subsidiaries that hold a land concession in Macau (the "Macau Subsidiaries"), and we completed this sale in the fourth quarter 2013. In the first quarter 2013, we permanently closed our Alea Leeds casino in England. As a result of the above activities, the assets and liabilities of the Macau Subsidiaries are classified as held for sale as of December 31, 2012, and the results of operations and cash flows of Harrah's Maryland Heights, LLC, owner of the Harrah's St. Louis casino, the Macau Subsidiaries, and the Alea Leeds casino are classified as discontinued operations in the accompanying consolidated condensed statements of operations.
Due to CEOC's continuing involvement with the LINQ project and Octavius Tower of Caesars Palace Las Vegas, CEOC continues to consolidate the related net assets and income statement impacts into CEOC's financial results subsequent to CERP's ownership of these properties in October 2013. These amounts are presented separately in a tabular presentation in Item 5, "Discussion of Results of Operations" to provide greater visibility into the impact of this accounting on the CEOC financial statements.
Reclassifications and Revision of Previously-Issued Financial Information
During the fourth quarter 2013, the Company determined that certain allocated amounts related to intercompany insurance premiums within CEOC's unaudited Consolidated Condensed Statements of Operations for the nine months ended September 30, 2013, and for the year ended December 31, 2012, had been improperly eliminated within CEOC's operating results. The amounts were determined to be immaterial to each prior period individually; however, correcting this error in the fourth quarter 2013 would have been material to the fourth quarter 2013 results of operations. Accordingly, we have recast prior CEOC results on a standalone basis to reflect the intercompany insurance premiums properly in all prior periods. Caesars Entertainment's results of operations, on a consolidated basis, were not affected by this error. In addition, we changed our accounting methods associated with accounting for income taxes on a standalone presentation basis and pension accounting. Once recasting for the prior period error described above related to intercompany insurance premiums, we are obligated to recast for all known immaterial errors in prior periods. On a recasted basis, we were in compliance with all debt covenants and remained in compliance at each reporting period, up to and including December 31, 2013.
All financial information contained in the accompanying Consolidated Operating Results and Discussion to these consolidated condensed financial statements has been revised to reflect the items described above.

The following table summarizes the effect of the revisions on the major financial statement line items and non-GAAP financial measures for the respective periods. For further details concerning each major adjustment, see Item 3, "Financial Statement Revisions."

	Nine Months Ended	Year Ended
(Dollars in millions)	September 30, 2013(1)	December 31, 2012
Revenues(2)	$(0.4)	$59.4
Operating expenses(3)	59.1	104.3
Loss from operations	(59.5)	(44.9)
Income tax (expense)/benefit(4)	(569.5)	20.1
Net loss	(544.7)	(78.4)
Property EBITDA(5)	(54.1)	(70.2)
Adjusted EBITDA(6)	(61.4)	(68.4)

Total assets(7)	—	(20.4)
Total liabilities(8)	—	(247.4)
Total stockholders' deficit(9)	—	227.0
__________________

(1)
The Company made the adjustments summarized above, and described in more detail in Item 3, retrospectively to the results for the nine months ended September 30, 2013. As a result of retrospectively recording these adjustments, the results for the fourth quarter 2013 and full year 2013 are correctly presented. Accordingly, we have only presented a summary of 2013 adjustments in the above table for the nine months ended September 30, 2013. Additionally, because we have presented a balance sheet as of December 31, 2013, in which all matters have been incorporated into such balance sheet correctly, no 2013 balance sheet adjustments are required.

(2)
Certain pass-through reimbursable management costs were originally recorded on a net basis (with no impact on any line items included in the statement of operations). It was subsequently determined that these amounts should have been presented on a gross basis; accordingly, the adjustments presented above include a revenue increase totaling approximately $59 million in the year ended December 31, 2012, and a corresponding increase to operating expenses. Because these reimbursable management costs carry no margin, there is no impact on loss from operations in 2012.

(3)
Operating expenses were adjusted in all periods for Intercompany Insurance and Pension Accounting described in (2) and (3) of Item 3. In addition to these two items, the pass-through reimbursable management costs described in (2) above were recorded in 2012 as a retrospective adjustment.

(4)
Income tax expense impacts include adjustments described in (1) of Item 3, primarily to present income taxes on a separate return method as opposed to the pro rata method, as previously presented in CEOC's results. The interaction of a tax methodology change and the determination that CEOC, on a standalone basis, required a deferred tax valuation allowance resulted in the adjustment noted for the nine months ended September 30, 2013. This adjustment has no cash or covenant compliance impact. Of the $569.5 million additional income tax expense recognized for the nine months ended September 30, 2013, $431.5 million is related to a change in tax methodology and $138.0 million is related to tax corrections and the recognized tax impacts of all other adjustments described herein.

(5)
Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this document. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(6)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this document. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the Pro Forma effect of adjustments related to properties, yet-to-be-realized cost savings from the Company's profitability improvement programs, discontinued operations and LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries.

(7)
Certain impairment charges originally recorded in 2013 have been recorded as a correcting adjustment to the 2012 CEOC standalone financial statements, resulting in an approximately $20 million decrease to total assets at December 31, 2012.

(8)	Decrease in total liabilities at December 31, 2012 is a result of the "Method of Presentation of Accounting for Income Taxes" described in (1) of Item 3.

(9)
We recognized a cumulative $73.5 million reduction to total stockholders' deficit and a $206.7 million increase to retained deficit as of December 31, 2011 (the sum of all matters disclosed herein related to 2008 through 2011).

Item 2.    CEOC Consolidated Condensed Financial Statements

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED)
(In millions)

	As of December 31,
		2012 (1)
	2013	(As Revised)
Assets
Current assets
Cash and cash equivalents	$1,440.0	$1,546.6
Restricted cash	14.2	793.2
Receivables, net of allowance for doubtful accounts of $139.8 and $168.7	569.9	517.6
Deferred income taxes	1.3	94.0
Prepayments and other current assets	159.1	88.4
Inventories	31.4	38.8
Assets held for sale	—	5.1
Total current assets	2,215.9	3,083.7
Property and equipment, net of accumulated depreciation of $2,124.5 and $2,346.9	8,863.7	10,765.3
Goodwill	1,268.2	1,412.5
Intangible assets other than goodwill	2,926.1	3,362.3
Investments in and advances to non-consolidated affiliates	152.2	101.0
Restricted cash	85.2	307.4
Deferred charges and other	482.2	551.9
Assets held for sale	11.9	450.4
Total assets	$16,005.4	$20,034.5

Liabilities and Stockholders' Deficit
Current liabilities
Account payable	$348.4	$325.1
Accrued expenses and other current liabilities	848.0	773.9
Interest payable	308.1	236.0
Deferred income taxes	272.9	—
Current portion of long-term debt	113.4	876.3
Total current liabilities	1,890.8	2,211.3
Long-term debt	16,639.8	16,751.4
Notes payable to affiliate	300.8	546.5
Deferred credits and other	1,254.7	779.1
Deferred income taxes	1,591.5	2,427.6
Liabilities held for sale	—	49.6
Total liabilities	21,677.6	22,765.5
Stockholder's deficit
Total CEOC stockholder's deficit	(5,697.8)	(2,773.2)
Non-controlling interests	25.6	42.2
Total stockholders' deficit	(5,672.2)	(2,731.0)
Total liabilities and stockholders' deficit	$16,005.4	$20,034.5

(1) See Item 3, "Financial Statement Revisions" following these consolidated condensed financial statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In millions)

	Years Ended December 31,
		2012 (1)
	2013 (1)	(As Revised)
Revenues
Casino	$4,641.1	$5,050.3
Food and beverage	995.8	1,002.1
Rooms	741.9	759.5
Management fees	59.2	47.3
Other	418.8	447.0
Reimbursable management costs	284.6	126.2
Less: casino promotional allowances	(827.1)	(899.4)
Net revenues	6,314.3	6,533.0

Operating expenses
Direct
Casino	2,689.8	2,931.4
Food and beverage	412.0	409.4
Rooms	174.3	176.4
Property, general, administrative, and other	1,423.7	1,423.5
Reimbursable management costs	284.6	126.2
Depreciation and amortization	435.4	553.9
Write-downs, reserves, and project opening costs, net of recoveries	91.9	65.7
Impairment of intangible and tangible assets	1,975.6	1,054.1
Loss on interests in non-consolidated affiliates	20.7	18.9
Corporate expense	138.2	157.8
Acquisition and integration costs	13.4	5.8
Amortization of intangible assets	90.1	105.7
Total operating expenses	7,749.7	7,028.8
Loss from operations	(1,435.4)	(495.8)
Interest expense	(2,146.3)	(2,001.8)
Loss on early extinguishments of debt	(32.1)	(39.9)
Gain on partial sale of subsidiary	44.1	—
Other income, including interest income	15.3	14.3
Loss from continuing operations before income taxes	(3,554.4)	(2,523.2)
Income tax benefit	581.9	954.7
Loss from continuing operations, net of income taxes	(2,972.5)	(1,568.5)
Discontinued operations
Loss from discontinued operations	(9.0)	(85.3)
Income tax provision	(2.7)	(47.6)
Loss from discontinued operations, net of income taxes	(11.7)	(132.9)
Net loss	(2,984.2)	(1,701.4)
Less: net income attributable to noncontrolling interests	(4.4)	(4.4)
Net loss attributable to CEOC	$(2,988.6)	$(1,705.8)

(1) See Item 3, "Financial Statement Revisions" following these consolidated condensed financial statements.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In millions)

	Years Ended December 31,
		2012 (1)
	2013	(As Revised)
Cash flows from operating activities
Cash flows from operating activities	$(942.6)	$(370.6)
Cash flows from investing activities
Acquisitions of property and equipment, net of change in related payables	(450.8)	(425.1)
Change in restricted cash	1,001.2	(683.6)
Proceeds received from sale of subsidiary, net	50.4	42.4
Proceeds received for the sale of assets	270.0	—
Investments in/advances to non-consolidated affiliates	(13.6)	(28.1)
Other	(8.9)	11.6
Cash flows from investing activities	848.3	(1,082.8)
Cash flows from financing activities
Proceeds from the issuance of long-term debt	1,803.6	3,661.7
Debt issuance costs and fees	(58.1)	(50.6)
Borrowings under lending agreements	—	453.0
Repayments under lending agreements	—	(608.0)
Cash paid for early extinguishments of debt	(1,790.9)	(1,804.3)
Scheduled debt retirements	(92.8)	(15.8)
Purchase of additional interests in subsidiary	—	(9.6)
Contributions from non-controlling interest owners	35.3	—
Intercompany note borrowings, net of repayments	(292.7)	207.0
Other	(23.9)	(17.8)
Cash flows from financing activities	(419.5)	1,815.6
Cash flows from discontinued operations
Cash flows from operating activities	(9.4)	(20.6)
Cash flows from investing activities	411.9	599.7
Cash flows from financing activities	—	—
Net cash flows from discontinued operations	402.5	579.1
Net (decrease)/increase in cash and cash equivalents	(111.3)	941.3
Change in cash classified as assets held for sale	4.7	8.7
Cash and cash equivalents, beginning of period	1,546.6	596.6
Cash and cash equivalents, end of period	$1,440.0	$1,546.6

(1) See Item 3, "Financial Statement Revisions" following these consolidated condensed financial statements.

Item 3.    Financial Statement Revisions
The following tables present the effects of the revisions introduced in Item 1 on the Company’s unaudited Consolidated Condensed Balance Sheet, Statements of Operations and Cash Flows for the respective periods.

Unaudited Consolidated Condensed Balance Sheet

	As of December 31, 2012
(In millions)	As Reported	Revision (1)	Revision (2)	Revision (3)	Revision (4)	Revised
Assets
Current assets
Cash and cash equivalents	$1,547.5	$—	$—	$—	$(0.9)	$1,546.6
Restricted cash	793.2	—	—	—	—	793.2
Receivables, net of allowance for doubtful accounts of $168.7	533.5	—	—	—	(15.9)	517.6
Deferred income taxes	94.0	—	—	—	—	94.0
Prepayments and other current assets	92.2	—	—	—	(3.8)	88.4
Inventories	38.8	—	—	—	—	38.8
Assets held for sale	5.1	—	—	—	—	5.1
Total current assets	3,104.3	—	—	—	(20.6)	3,083.7
Property and equipment, net of accumulated depreciation of $2,346.9	10,776.5	—	—	—	(11.2)	10,765.3
Goodwill	1,403.7	—	—	—	8.8	1,412.5
Intangible assets other than goodwill	3,362.3	—	—	—	—	3,362.3
Investments in and advances to non-consolidated affiliates	101.0	—	—	—	—	101.0
Restricted cash	307.4	—	—	—	—	307.4
Deferred charges and other	528.5	—	—	—	23.4	551.9
Assets held for sale	471.2	—	—	—	(20.8)	450.4
Total assets	$20,054.9	$—	$—	$—	$(20.4)	$20,034.5

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$325.2	$—	$—	$—	$(0.1)	$325.1
Accrued expenses and other current liabilities	773.1	—	—	—	0.8	773.9
Interest payable	236.0	—	—	—	—	236.0
Current portion of long-term debt	876.3	—	—	—	—	876.3
Total current liabilities	2,210.6	—	—	—	0.7	2,211.3
Long-term debt	16,731.3	—	—	—	20.1	16,751.4
Notes payable to affiliate	516.4	—	—	—	30.1	546.5
Deferred credits and other	777.9	—	—	—	1.2	779.1
Deferred income taxes	2,724.6	(162.2)	—	—	(134.8)	2,427.6
Liabilities held for sale	52.1	—	—	—	(2.5)	49.6
Total liabilities	23,012.9	(162.2)	—	—	(85.2)	22,765.5
Total CEOC stockholder's deficit	(3,000.2)	162.2	—	—	64.8	(2,773.2)
Non-controlling interests	42.2	—	—	—	—	42.2
Total stockholders' deficit	(2,958.0)	162.2	—	—	64.8	(2,731.0)
Total liabilities and stockholders' equity	$20,054.9	$—	$—	$—	$(20.4)	$20,034.5

See accompanying "Notes to Financial Statement Revisions."

Unaudited Consolidated Condensed Statements of Operations

	Nine Months Ended September 30, 2013 (5)						Fourth
(In millions)	As Reported	Revision (1)	Revision (2)	Revision (3)	Revision (4)	Revised	Quarter 2013	Full Year 2013
Revenues
Casino	$3,530.4	$—	$—	$—	$—	$3,530.4	$1,110.7	$4,641.1
Food and beverage	769.1	—	—	—	—	769.1	226.7	995.8
Rooms	579.5	—	—	—	—	579.5	162.4	741.9
Management fees	42.4	—	—	—	—	42.4	16.8	59.2
Other	323.8	—	—	—	(1.2)	322.6	96.2	418.8
Reimbursable management costs	202.0	—	—	—	—	202.0	82.6	284.6
Less: casino promotional allowances	(629.6)	—	—	—	0.8	(628.8)	(198.3)	(827.1)
Net revenues	4,817.6	—	—	—	(0.4)	4,817.2	1,497.1	6,314.3
Operating expenses
Direct
Casino	2,030.3	—	—	—	0.8	2,031.1	658.7	2,689.8
Food and beverage	320.7	—	—	—	—	320.7	91.3	412.0
Rooms	137.0	—	—	—	—	137.0	37.3	174.3
Property, general, administrative, and other	1,021.4	—	48.8	—	(1.3)	1,068.9	354.8	1,423.7
Reimbursable management costs	202.0	—	—	—	—	202.0	82.6	284.6
Depreciation and amortization	339.1	—	—	—	—	339.1	96.3	435.4
Write-downs, reserves, and project opening costs, net of recoveries	30.5	—	—	—	8.2	38.7	53.2	91.9
Impairment of intangible and tangible assets	1,025.7	—	—	—	2.6	1,028.3	947.3	1,975.6
Loss on interests in non-consolidated affiliates	23.0	—	—	—	—	23.0	(2.3)	20.7
Corporate expense	92.7	—	—	—	—	92.7	45.5	138.2
Acquisition and integration costs	20.5	—	—	—	—	20.5	(7.1)	13.4
Amortization of intangible assets	68.8	—	—	—	—	68.8	21.3	90.1
Total operating expenses	5,311.7	—	48.8	—	10.3	5,370.8	2,378.9	7,749.7
Loss from operations	(494.1)	—	(48.8)	—	(10.7)	(553.6)	(881.8)	(1,435.4)
Interest expense	(1,626.2)	—	—	—	62.8	(1,563.4)	(582.9)	(2,146.3)
Gain/(loss) on early extinguishment of debt	(37.1)	—	—	—	7.2	(29.9)	(2.2)	(32.1)
Gain on partial sale of subsidiary	44.1	—	—	—	—	44.1	—	44.1
Other income/(loss)	11.4	—	—	—	(4.0)	7.4	7.9	15.3
Income/(loss) from continuing operations before income taxes	(2,101.9)	—	(48.8)	—	55.3	(2,095.4)	(1,459.0)	(3,554.4)
Income tax benefit/(provision)	852.3	(431.5)	—	—	(138.0)	282.8	299.1	581.9
Income/(loss) from continuing operations, net of income taxes	(1,249.6)	(431.5)	(48.8)	—	(82.7)	(1,812.6)	(1,159.9)	(2,972.5)
Discontinued operations
Loss from discontinued operations	(29.2)	—	—	—	20.8	(8.4)	(0.6)	(9.0)
Income tax benefit/(provision)	(0.3)	—	—	—	(2.5)	(2.8)	0.1	(2.7)
Loss from discontinued operations, net of income taxes	(29.5)	—	—	—	18.3	(11.2)	(0.5)	(11.7)
Net income/(loss)	(1,279.1)	(431.5)	(48.8)	—	(64.4)	(1,823.8)	(1,160.4)	(2,984.2)
Less: net income attributable to non-controlling interests	(2.7)	—	—	—	—	(2.7)	(1.7)	(4.4)
Net income/(loss) attributable to CEOC	$(1,281.8)	$(431.5)	$(48.8)	$—	$(64.4)	$(1,826.5)	$(1,162.1)	$(2,988.6)

See accompanying "Notes to Financial Statement Revisions."

Unaudited Consolidated Condensed Statements of Operations (Continued)

	Year Ended December 31, 2012
	As Reported	Revision (1)	Revision (2)	Revision (3)	Revision (4)	Revised
Revenues
Casino	$5,050.3	$—	$—	$—	$—	$5,050.3
Food and beverage	1,002.1	—	—	—	—	1,002.1
Rooms	759.5	—	—	—	—	759.5
Management fees	47.3	—	—	—	—	47.3
Other	445.6	—	—	—	1.4	447.0
Reimbursable management costs	67.1	—	—	—	59.1	126.2
Less: casino promotional allowances	(898.3)	—	—	—	(1.1)	(899.4)
Net revenues	6,473.6	—	—	—	59.4	6,533.0
Operating expenses
Direct
Casino	2,932.2	—	—	—	(0.8)	2,931.4
Food and beverage	409.4	—	—	—	—	409.4
Rooms	176.4	—	—	—	—	176.4
Property, general, administrative, and other	1,352.2	—	72.1	10.6	(11.4)	1,423.5
Reimbursable management costs	67.1	—	—	—	59.1	126.2
Depreciation and amortization	553.9	—	—	—	—	553.9
Write-downs, reserves, and project opening costs, net of recoveries	80.4	—	—	—	(14.7)	65.7
Impairment of intangible and tangible assets	1,064.7	—	—	—	(10.6)	1,054.1
Loss on interests in non-consolidated affiliates	18.9	—	—	—	—	18.9
Corporate expense	157.8	—	—	—	—	157.8
Acquisition and integration costs	5.8	—	—	—	—	5.8
Amortization of intangible assets	105.7	—	—	—	—	105.7
Total operating expenses	6,924.5	—	72.1	10.6	21.6	7,028.8
Income/(loss) from operations	(450.9)	—	(72.1)	(10.6)	37.8	(495.8)
Interest expense	(2,015.2)	—	—	—	13.4	(2,001.8)
Loss on early extinguishment of debt	—	—	—	—	(39.9)	(39.9)
Other income/(loss)	23.1	—	—	—	(8.8)	14.3
Income/(loss) from continuing operations before income taxes	(2,443.0)	—	(72.1)	(10.6)	2.5	(2,523.2)
Income tax benefit/(provision)	934.6	(6.3)	—	—	26.4	954.7
Income/(loss) from continuing operations, net of income taxes	(1,508.4)	(6.3)	(72.1)	(10.6)	28.9	(1,568.5)
Discontinued operations
Loss from discontinued operations	(64.5)	—	—	—	(20.8)	(85.3)
Income tax benefit/(provision)	(50.1)	—	—	—	2.5	(47.6)
Income/(loss) from discontinued operations, net of income taxes	(114.6)	—	—	—	(18.3)	(132.9)
Net income/(loss)	(1,623.0)	(6.3)	(72.1)	(10.6)	10.6	(1,701.4)
Less: net income attributable to non-controlling interests	(4.4)	—	—	—	—	(4.4)
Net income/(loss) attributable to CEOC	$(1,627.4)	$(6.3)	$(72.1)	$(10.6)	$10.6	$(1,705.8)

See accompanying "Notes to Financial Statement Revisions."

Unaudited Consolidated Condensed Statements of Cash Flows

	Year Ended December 31, 2012
	As Reported	Revision (1)	Revision (2)	Revision (3)	Revision (4)	Revised
Cash flows from operating activities
Cash flows from operating activities	$(339.3)	$—	$—	$—	$(31.3)	$(370.6)
Cash flows from investing activities
Acquisitions of property and equipment	(442.9)	—	—	—	17.8	(425.1)
Change in restricted cash	(683.6)	—	—	—	—	(683.6)
Proceeds received from sale of subsidiary	42.4	—	—	—	—	42.4
Investments in/advances to non-consolidated affiliates	(28.1)	—	—	—	—	(28.1)
Other	11.7	—	—	—	(0.1)	11.6
Cash flows from investing activities	(1,100.5)	—	—	—	17.7	(1,082.8)
Cash flows from financing activities
Proceeds from the issuance of long-term debt	3,661.7	—	—	—	—	3,661.7
Debt issuance costs and fees	(50.6)	—	—	—	—	(50.6)
Borrowings under lending agreements	453.0	—	—	—	—	453.0
Repayments under lending agreements	(608.0)	—	—	—	—	(608.0)
Cash paid for early extinguishments of debt	(1,804.3)	—	—	—	—	(1,804.3)
Scheduled debt retirements	(15.8)	—	—	—	—	(15.8)
Purchase of additional interests in subsidiary	(9.6)	—	—	—	—	(9.6)
Intercompany note borrowings, net of repayments	194.3	—	—	—	12.7	207.0
Other	(17.8)	—	—	—	—	(17.8)
Cash flows from financing activities	1,802.9	—	—	—	12.7	1,815.6
Cash flows from discontinued operations
Cash flows from operating activities	(20.6)	—	—	—	—	(20.6)
Cash flows from investing activities	599.7	—	—	—	—	599.7
Cash flows from financing activities	—	—	—	—	—	—
Net cash from discontinued operations	579.1	—	—	—	—	579.1
Net increase/(decrease) in cash and cash equivalents	942.2	—	—	—	(0.9)	941.3
Change in cash classified as assets held for sale	8.7	—	—	—	—	8.7
Cash and cash equivalents, beginning of period	596.6	—	—	—	—	596.6
Cash and cash equivalents, end of period	$1,547.5	$—	$—	$—	$(0.9)	$1,546.6

See accompanying "Notes to Financial Statement Revisions."

Notes to Financial Statement Revisions.
The As Reported amounts included in the tables above have been adjusted from the amounts previously disclosed in Exhibit 99.1 to the Caesars Entertainment's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for the discontinued operations of Alea Leeds.

(1)
Method of Presentation of Accounting for Income Taxes. During 2013, the Company changed its method of presenting CEOC’s income taxes for external reporting purposes from the pro rata method of allocating taxes to the separate return method.  Under the method previously employed, tax attributes (primarily net operating loss carryforwards) of CEOC that were used by other members of the Caesars consolidated tax group were presented on the CEOC balance sheet as a reduction of equity. Under the separate return method, these tax attributes have been presented as a reduction to the noncurrent deferred tax assets and liabilities.

During 2013, as a result of the increased losses incurred during the year, CEOC determined that it was not more likely than not that its net operating losses would be fully realized on a standalone basis. CEOC therefore was required to record a valuation allowance on its deferred tax assets (including net operating losses) as part of the separate return method of presentation. Net losses during the nine months ended September 30, 2013 were previously provided an income tax benefit under the pro rata method; however, due to the requirement for a valuation allowance under the separate return method, we have reversed the income tax benefit on a retrospective basis for the nine months ended September 30, 2013.

(2)
Accounting for Intercompany Insurance. Previously presented financial statements improperly eliminated within CEOC its allocation of Caesars’ consolidated risk management and insurance costs. Therefore, the standalone results of CEOC did not accurately portray the total cost of operations. The revised financial statements included herein include such costs as allocated to CEOC. Caesars Entertainment's results of operations, on a consolidated basis, were not affected by this error. This matter only impacts results of operations, and has no impact on cash, cash flows or total stockholders' equity for any periods presented. Once recasting for this prior period error, on a recasted basis, we remained in compliance with the senior secured leverage ratio covenant under the CEOC credit agreement at each reporting period, including and up to December 31, 2013.

(3)
Change in Pension Accounting. In the fourth quarter of 2013, Caesars elected to change its method of accounting for actuarial gains and losses for its pension plan in the United Kingdom to a preferable method permitted under GAAP. The new method (“Immediate Recognition Method”) recognizes actuarial gains and losses in operating results in the year in which the gains and losses occur rather than deferring them into Other Comprehensive Loss and amortizing them over future periods (“Deferral Method”). Caesars management believes that this accounting change improves the transparency of reporting by providing recognition of current economic and interest rate trends in the current period results, compared with deferral and amortization over future periods. We applied this accounting change retrospectively to all periods presented, which increased property, general, and administrative expense, as well as net loss, by $9.9 million, $6.8 million, and $27.5 million for 2013, 2012, and 2011, respectively. The impact of the accounting change on all other financial statement line items was immaterial. We made an immaterial correction to the historical accounting for actuarial gains and losses, which increased property, general, administrative, and other expense, as well as net loss, by $3.8 million in 2012 and $9.9 million in 2011. In addition, as of January 1, 2011, we recognized an increase to retained deficit totaling $44.3 million, which included an immaterial error correction of $6.2 million.

This accounting change does not impact our debt covenant compliance and there is no impact on cash funding of the pension plan. During the fourth quarter 2013, we recognized $9.9 million in increased pension expense as compared to our previous method of accounting for this pension; accordingly, there are no adjustments to the first nine months of 2013. As of December 31, 2013, total plan assets were $195.8 million and the total projected benefit obligation was $270.8 million, resulting in a net pension liability of $75.0 million. Our estimated long term expected return on assets for this plan, which has been frozen since 2010, is 6.3%, with a 4.4% discount rate.

(4)
Previously-Identified Immaterial Misstatements. Because the Company will revise its previously-issued consolidated financial statements as described above, the Company also corrected certain previously-identified immaterial errors that were either uncorrected or were not corrected in the period in which they originated including (i) errors in accounting for intercompany debt; (ii) errors related to presentation of pass-through reimbursable management costs; and (iii) other errors in stock-based compensation, impairments, project accounting, and debt extinguishments.

(5)
Nine months ended September 30, 2013. The Company made the adjustments described above through recasting prior financial results for the nine months ended September 30, 2013. Accordingly, we have only presented an adjusting Statement of operations for the nine months ended September 30, 2013. Additionally, because we have presented a balance sheet as of December 31, 2013, in which all matters have been incorporated into such balance sheet correctly, no 2013 balance sheet adjustments are required.

Item 4.    Properties
Regional Aggregation
Our executive officers review operating results, assess performance, and make decisions related to the allocation of resources on a property-by-property basis. We believe, therefore, that each property is an operating segment and that it is appropriate to aggregate and present the operations of our company as one reportable segment. To provide more meaningful information than would be possible on a consolidated basis, our casino properties (as of December 31, 2013 or otherwise noted below) have been grouped into four regions as shown in the table below to facilitate discussion of our operating results.

Las Vegas	Atlantic Coast	Other U.S.	Managed and International
Caesars Palace	Showboat Atlantic City	Harrah's New Orleans (j)	Harrah's Ak-Chin (d)
Bally's Las Vegas (j)	Bally's Atlantic City (k)	Harrah's Louisiana Downs	Harrah's Cherokee (d)
The Quad Resort & Casino (j)	Caesars Atlantic City	Horseshoe Bossier City	Harrah's Rincon (d)
The Cromwell (a) (j)	Harrah's Philadelphia (b)	Grand Casino Biloxi	Horseshoe Cleveland (d) (e)
		Harrah's Tunica (i)	Horseshoe Cincinnati (d) (e)
		Horseshoe Tunica	Conrad Punta del Este (f)
		Tunica Roadhouse Hotel & Casino	Caesars Windsor (g)
		Harrah's North Kansas City	London Clubs International (h)
		Harrah's Council Bluffs	ThistleDown Racino (d) (e)
Horseshoe Council Bluffs/ Bluffs Run
Horseshoe Southern Indiana
Harrah's Joliet (c)
Harrah's Metropolis
Horseshoe Hammond
Harrah's Reno
Harrah's Lake Tahoe
Harveys Lake Tahoe
__________________

(a)
Bill's Gamblin' Hall & Saloon temporarily closed in early February 2013 to accommodate the renovations into a boutique lifestyle hotel that includes a dayclub/nightclub. The renovated hotel and casino are expected to re-open as The Cromwell in May 2014.

(b)	We have a 99.5% ownership interest in and manage this property.

(c)	We have an 80% ownership interest in and manage this property.

(d)	Managed.

(e)	We have a 20% interest in Rock Ohio Caesars, LLC, which owns this property.

(f)
On May 31, 2013, the Company sold 45% of its equity interest in Conrad Punta del Este and, as a result of this transaction, no longer consolidates its results, but instead accounts for it as an equity method investment. The results of Conrad Punta del Este are included in consolidated results through May 31, 2013 and the equity method income or loss is included in loss from operations beginning June 1, 2013.

(g)	We operate this property and the province of Ontario owns the complex through the Ontario Lottery and Gaming Corporation.

(h)
We own and operate or manage nine casino clubs in the provinces of the United Kingdom and two in Egypt. We have a 70% ownership interest in and manage one casino in South Africa. Subsequent to December 31, 2013, we closed the Golden Nugget casino in the U.K., reducing the number of London Clubs International operating properties to eight.

(i)	We announced the closure of this casino in March 2014, effective June 2, 2014.

(j)
Subsequent to year end, the Company announced the agreement to sell this property to Caesars Growth Partners, LLC ("CGP LLC"). See "Sale of Properties from CEOC to CGP LLC" in Item 5, "Consolidated Operating Results and Discussion."

(k)	In October 2013, the Company entered into an agreement to sell its 500-room Claridge Hotel Tower in Atlantic City. The sale closed in February 2014.

Item 5.    Consolidated Operating Results and Discussion
In the fourth quarter of 2013, Caesars with its operating company, CEOC consummated two transactions, creating the CERP financing structure and closing transactions that formed CGP LLC, an entity that Caesars consolidates as a variable interest entity. The results of CEOC presented herein include the impact on CEOC of these two transactions. CEOC's results are materially impacted by these transactions.
Caesars Acquisition Company/CGP LLC Transactions
Caesars Acquisition Company ("CAC") was formed on February 25, 2013 to directly own 100% of the voting membership units in CGP LLC. CGP LLC was formed on July 16, 2013 for the purpose of holding certain businesses and assets of Caesars Entertainment. Through a series of transactions, CGP LLC acquired the following from CEOC for $360.0 million in cash:
i. equity interests of a subsidiary of PHW Las Vegas, LLC that holds all of the assets and liabilities formerly held directly by PHW Las Vegas, LLC, including Planet Hollywood Resort & Casino in Las Vegas ("Planet Hollywood" or "sale of Planet Hollywood");
ii.the equity interests of Caesars Baltimore Investment Company, LLC, the entity that indirectly holds interests in the owner of Horseshoe Baltimore in Maryland (the "Maryland Joint Venture"), a licensed casino development project expected to open in the third quarter of 2014; and
iii.a 50% interest in the management fee revenues of PHW Manager, LLC, which manages Planet Hollywood, and Caesars Baltimore Management Company LLC, which holds an agreement to manage the Maryland Joint Venture.
LINQ/Octavius projects and refinancing of CMBS and LINQ/Octavius (“CERP Transaction”)
On April 25, 2011, Octavius Linq Holding Company, LLC (“Octavius/Linq HoldCo”), an indirect wholly-owned subsidiary of CEOC, and its two direct wholly-owned subsidiaries, Caesars Octavius LLC (“Caesars Octavius”) and Caesars Linq, LLC (“Caesars Linq”), were formed to pursue the development of the Octavius Tower and the LINQ project, as described below. Caesars Octavius owns Octavius Tower at Caesars Palace Las Vegas, a 23 story premium hotel complex on the Flamingo Avenue side of Caesars Palace Las Vegas, featuring 662 hotel rooms, 60 suites, and six luxury villas. Caesars Octavius leases Octavius Tower to Desert Palace, Inc., commonly known as Caesars Palace, an indirect wholly-owned subsidiary of CEOC. Caesars Linq owns a tract of real property on which Caesars has developed a retail, dining, and entertainment corridor located between The Quad Resort & Casino and the Flamingo Las Vegas on the Las Vegas Strip (the "LINQ”). Caesars Linq leases the gaming space in the LINQ to 3535 LV Corp., doing business as the Quad Resort & Casino (the “Quad”), a wholly owned subsidiary of CEOC. The total lease payments under these two leases are $50.0 million annually. Collectively, Octavius Tower and the LINQ are referred to as the “Octavius/Linq Development.”
On April 25, 2011, Octavius/Linq HoldCo, Caesars Octavius and Caesars Linq (the “Octavius/Linq Borrowers”) entered into a credit agreement (the “Octavius/Linq Credit Agreement”) pursuant to which the Octavius/Linq Borrowers incurred financing to complete the Octavius/Linq Development. The Octavius/Linq Credit Agreement provided for a $450.0 million senior secured term facility (the “Octavius/Linq Term Facility”) with a six-year maturity, which was secured by all material assets of the Octavius/ Linq Borrowers.
In connection with the Octavius/Linq Development, CEOC contributed the existing Octavius Tower at Caesars Palace Las Vegas and related assets to Caesars Octavius, the book value of which was $310.2 million. In August 2011, CEOC completed the contribution of the existing O’Sheas casino (adjacent to the Flamingo Las Vegas) and related real property and other assets comprising the components of the LINQ to Caesars Linq, the book value of which was $367.7 million. Preceding the completion of the contribution, certain of this real property were assets of Flamingo Las Vegas and Harrah’s Las Vegas in the amounts of $215.3 million and $11.7 million, respectively.
On October 11, 2013, as part of the CERP Financing described below, Octavius/Linq HoldCo formed an intermediate holding company, Octavius/Linq Intermediate Holding, LLC, for the purposes of owning its existing subsidiaries. In addition, Caesars acquired membership interests in Octavius/Linq Intermediate Holding, LLC from CEOC for $150.2 million and contributed those interests to Rio Properties, LLC. Rio Properties, LLC owns Octavius/Linq Intermediate Holding, LLC and its subsidiaries, which became subsidiary guarantors under the CERP Financing. By facilitating the refinancing of CMBS, Caesars preserved for CEOC the substantial payments made by CERP under shared services arrangements. Caesars allowed CERP to remain a part of the Caesars corporate family, which has significant value to CEOC due to the prominent position the CERP properties maintain on the Las Vegas Strip, the integrated operations of our casinos and its participation in the Total Rewards program. The Casino Resort Properties, which consist of: (1) Harrah's Las Vegas, (2) Rio All-Suites Hotel and Casino, (3) Flamingo Las Vegas, (4) Harrah's

Atlantic City, (5) Paris Las Vegas, and (6) Harrah's Laughlin, together with Octavius/Linq Intermediate Holding, LLC and their subsidiaries are referred to as CERP.
On October 11, 2013, CERP and subsidiaries completed the “CERP Financing,” which included:
•$1,000.0 million aggregate principal amount of 8% first-priority senior secured notes due 2020;
•$1,150.0 million aggregate principal amount of 11% second-priority senior secured notes due 2021; and
•entering into a $2,769.5 million credit facility agreement, comprised of $2,500.0 million in senior secured term loans and a $269.5 million senior secured revolving credit facility.
The net proceeds from these transactions were primarily used to retire 100% of the CMBS Loans outstanding and repay all amounts then outstanding under the Octavius/Linq Term Facility.
Due to CEOC's continuing involvement with the LINQ and Octavius Tower, CEOC continues to consolidate the related assets and liabilities, as well as the results of operations, in CEOC's financial results subsequent to the sale of these properties to CERP in October 2013, which is reflected in its consolidated condensed financial statements.
Macau Land Concession
On August 6, 2013, we, along with certain of our wholly owned subsidiaries, entered into a share purchase agreement with Pearl Dynasty Investments Limited (“Pearl Dynasty”), pursuant to which the Company sold to Pearl Dynasty its subsidiaries that held its land concession in Macau for a purchase price of $438.0 million. The transaction closed on November 1, 2013. The Company expects to use the net proceeds from the sale, which were $424.9 million, to fund investments by CEOC in useful assets, including capital expenditures, or to repurchase certain outstanding debt obligations of CEOC. See Note 4, “Acquisitions, Dispositions, and Divestitures,” of the Caesars Entertainment Annual Report on Form 10-K for the period ended December 31, 2013 for further discussion.
Other Events

•	In February 2014, we permanently closed our Golden Nugget casino in London, U.K.

•	The Cromwell (formerly Bill's Gamblin' Hall & Saloon ("Bill's")) temporarily closed in early February 2013 for renovations. The renovated hotel and casino are expected to re-open in May 2014.

•	In October 2013, CEOC entered into an agreement to sell its 500-room Claridge Hotel Tower in Atlantic City. The sale was completed in February 2014.

•	In March 2013, we closed the Alea Leeds casino in London, U.K.

Summary of 2014 Events
Sale of Properties from CEOC to CGP LLC
On March 1, 2014, Caesars entered into a transaction agreement (the "Property Sale Agreement") by and among CEC, CEOC, Caesars License Company, LLC ("CLC"), Harrah’s New Orleans Management Company ("HNOMC"), Corner Investment
Company, LLC ("CIC"), 3535 LV Corp. ("3535 LV"), Parball Corporation ("Parball"), JCC Holding Company II, LLC ("JCC Holding"), CAC and CGP LLC. The Agreement was fully negotiated by and between a Special Committee of CEC’s Board of Directors (the "CEC Special Committee") and a Special Committee of CAC’s Board of Directors (the "CAC Special Committee"), each comprised solely of independent directors, and was recommended by both committees and approved by the Boards of Directors of CEC and CAC. The CEC Special Committee, the CAC Special Committee and the Boards of Directors of CEC and CAC each received fairness opinions from firms with experience in valuation matters, which stated that, based upon and subject to (and in reliance on) the assumptions made, matters considered and limits of such review, in each case as set forth in the opinions, the Purchase Price (as defined below) was fair from a financial point of view to CEC and CGP LLC, respectively.

Pursuant to the terms of the Property Sale Agreement, CGP LLC (or one or more of its designated direct or indirect subsidiaries) agreed to acquire from CEOC or one or more of its affiliates, (i) The Cromwell, The Quad, Bally’s Las Vegas and Harrah’s New Orleans (each a "Property" and collectively, the "Properties"), (ii) 50% of the ongoing management fees and any termination fees payable under the Property Management Agreements to be entered between a Property Manager (as defined below) and the owners of each of the Properties (the "Property Management Agreements "); and (iii) certain intellectual property that is specific to each of the Properties (together with the transactions described in (i) and (ii) above, the "Subsequent Property Transaction") for an aggregate purchase price of $2,000.0 million (the "Subsequent Property Purchase Price"), less assumed debt of $185.0 million in the Subsequent Property Transaction, and also subject to various pre-closing and post-closing adjustments in accordance with the terms of the Property Sale Agreement. Consistent with the 2013 sale of Planet Hollywood Las Vegas, this transaction will also be accounted for as a reorganization of entities under common control.

The Subsequent Property Transaction is subject to certain closing conditions, including the receipt of gaming and other required governmental approvals, accuracy of representations and warranties, compliance with covenants and receipt by CEC and the CEC Special Committee of certain opinions with respect to CEOC. In addition, the consummation of the Subsequent Property Transaction by CAC is subject to CAC’s receipt of financing on terms and conditions satisfactory to CAC and CGP LLC. In connection with the Subsequent Property Transaction, a wholly owned subsidiary of CGP LLC entered into a commitment letter with certain financial institutions (the "Lenders"), pursuant to which, subject to the conditions set forth therein, the Lenders committed to provide a portion of the funds necessary to consummate the Subsequent Property Transaction. The Property Sale Agreement provides that, at the closing of the Subsequent Property Transaction (the "Closing"), the owner of each Property will enter into a Property Management Agreement with the applicable Property Manager, pursuant to which, among other things, the Property Managers will provide management services to the applicable Property and Caesars Licensing Company, LLC will license enterprise-wide intellectual property used in the operation of the Properties.

The Agreement contains customary indemnification obligations of each party with respect to breaches of their respective representations, warranties, covenants and obligations, and certain other designated matters, which in certain circumstances are subject to specified limitations on the amount of indemnifiable damages and the survival period in which a claim may be made. Additional indemnification obligations of CEC and the Sellers (as defined in the Property Sale Agreement) include amounts expended for new construction and renovation at The Quad in excess of the $223 million budgeted for renovation expenses (up to a maximum amount equal to 15% of such budgeted amount and subject to certain exceptions) and certain liabilities arising under employee benefit plans. In addition to the aforementioned indemnification obligations, the Agreement requires that CEOC ensure that the remaining amounts required to construct and open The Cromwell be fully-funded by CEOC, including providing a minimum amount of House Funds (as defined in the Property Sale Agreement) in connection with the opening of The Cromwell. CEC and certain of its affiliates will indemnify CAC, CGP LLC and certain of their affiliates for a failure to open the hotel and casino at The Cromwell by a specified date and for failure to open the restaurant and nightclub at The Cromwell by a specified date.

The Property Management Agreements will be entered into at Closing by and between each of the four property management entities (each a "Property Manager" and collectively, the "Property Managers"), each of which (other than HNOMC, which is the existing manager of Harrah’s New Orleans) will be formed as a wholly owned subsidiary of CEOC, and each of the respective owners of the Properties (the "Property Owners"). The ongoing management fees payable to each of the Property Managers consists of a (i) base management fee of 2% of net operating revenues with respect to each month of each year during the term of such agreement and (ii) an incentive management fee in an amount equal to 5% of EBITDA for each operating year. CEOC will guarantee the obligations of the Property Managers under each of the Property Management Agreements.

Pursuant to the terms of the Property Sale Agreement, the parties have agreed to use reasonable best efforts to establish a new services joint venture (the "Services JV") between CEOC, CERP and CGP LLC and certain of their respective subsidiaries. The purpose of the Services JV includes the common management of the enterprise-wide intellectual property, which will be licensed by the Services JV to, among other parties, each of the Property Owners, and shared services operations across the portfolio of CEOC, CERP and CGP LLC properties. Following the Closing, at CGP LLCs’ request and subject to receipt of any required regulatory approvals, the Property Management Agreements will be assigned to the Services JV which will thereafter perform the obligations of the Property Managers (in which case CEOC’s guarantee of the obligations under the assigned Property Management Agreements will be released).

The Property Sale Agreement is subject to termination if the Closing is not completed by June 30, 2014, which date may be extended until August 31, 2014 in certain circumstances.
Closure of Harrah’s Tunica
Subsequent to year end, we announced the closure of Harrah’s Tunica effective June 2, 2014. Our decision is the result of persistent declines in business levels in Tunica over the last few years. We believe this closure is critical to the viability of our remaining operations in the area.
Bondholder Communications
On March 21, 2014, CEC, CEOC, CERP, CAC and CGP LLC received a letter (the “March 21 Letter”) from a law firm acting on behalf of unnamed clients who claim to hold Second-Priority Secured Notes of CEOC, alleging, among other things, that CEOC is insolvent and that CEOC’s owners improperly transferred or seek to transfer valuable assets of CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the asset transfers from subsidiaries of CEOC to CGP LLC of Planet Hollywood and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project Linq that was consummated in 2013; and (c) the contemplated transfers by CEOC to CGP LLC of The Cromwell, The Quad, Bally’s Las Vegas and Harrah’s New Orleans. The March 21 Letter does not identify the holders or specify the amount of Second-Priority Secured Notes or other securities that they may hold. The March 21 Letter includes allegations that these transactions constitute or will constitute voidable fraudulent transfers and represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The March 21 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable. The Company strongly believes there is no merit to the March 21 Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought.
On April 3, 2014, a letter was sent to CEC, the board of directors of CEC (the “CEC Board”) and the board of directors of CEOC (the “CEOC Board” and, together with the CEC Board, the “Boards”) (the “April 3 Letter”) by a law firm claiming to act on behalf of unnamed parties who assert that they are lenders under CEOC’s credit agreement and/or holders of CEOC’s first-priority senior secured notes (collectively, the “First Lien Group”), alleging, among other things, that CEC and CEOC improperly transferred or seek to transfer assets of CEC and CEOC to affiliated entities in connection with: (a) the transaction agreement dated October 21, 2013 by and among CEC, certain subsidiaries of CEC and CEOC, CAC and CGP LLC, which, among other things, provides for the contributions by CEC and its subsidiaries to CGP LLC of Caesars Interactive Entertainment, Inc. and $1.1 billion face amount of CEOC’s unsecured notes in exchange for non-voting interests of CGP LLC, and the asset transfers from subsidiaries of CEOC to CGP LLC of the Planet Hollywood casino and interests in Horseshoe Baltimore that was consummated in 2013; (b) the transfer by CEOC to CERP of Octavius Tower and Project Linq that was consummated in 2013 ((a) and (b) collectively, the “2013 Transactions”); and (c) the contemplated transfers by CEOC to CGP LLC of The Cromwell, The Quad, Bally’s Las Vegas and Harrah’s New Orleans and formation of a new services joint venture between CEOC, CERP and CGP LLC to provide certain centralized services, including but not limited to common management of enterprise-wide intellectual property (the “Contemplated Transaction”). The April 3 Letter asserts that the consideration provided by CGP LLC and CERP in connection with the 2013 Transactions and the Contemplated Transaction is inadequate and that CEC and CEOC were insolvent at the time the transactions were approved. The April 3 Letter claims that the First Lien Group consists of institutions that collectively hold in excess of $1.85 billion of CEOC’s first lien debt and that holders of an additional $880 million of CEOC’s first lien debt endorse and support the April 3 Letter. The April 3 Letter alleges, among other things, that these transactions represent breaches of alleged fiduciary duties owed to CEOC creditors and that certain disclosures concerning the transactions were inadequate. The April 3 Letter demands, among other things, that the transactions be rescinded or terminated, as would be applicable, and requests a meeting with representatives of CEC and other parties to discuss these matters.
CEC strongly believes there is no merit to the April 3 Letter’s allegations and will defend itself vigorously and seek appropriate relief should any action be brought. If a court were to order rescission of the 2013 Transactions or enjoin consummation of the Contemplated Transaction that could cause CEOC, CERP and Planet Hollywood to default under existing debt agreements, and there can be no assurance that CEOC’s, CERP’s or Planet Hollywood’s assets would be sufficient to repay the applicable debt. In addition, if the Contemplated Transaction were consummated and a court were to find that those transfers were improper, that could trigger a default under the debt that CGP LLC is contemplating raising to finance such transfers. These consequences could have a material adverse effect on CEC’s business, financial condition, results of operations and prospects.
Discussion of Results of Operations

The table below shows the accounting impact resulting from the continuing involvement CEOC has with the LINQ and Octavius Tower. CEOC results presented in the discussion following the table below exclude the impact of the LINQ and the Octavius Tower consolidation subsequent to CERP's ownership. Management believes the Non-GAAP measures presented in the table below are helpful to investors because the LINQ and Octavius Tower are not owned by CEOC. Reconciliation of Property EBITDA to the most closely related GAAP financial measure is presented later in this document. The remainder of this discussion of CEOC results of operations compares the CEOC results, excluding the accounting impact of LINQ and Octavius Tower, with 2012 CEOC Financial Information.

	Years Ended December 31,
	2013			2012
(Dollars in millions) (c)	CEOC Financial Information	LINQ/Octavius Accounting Impact(b)	CEOC Excluding LINQ/Octavius (a)	CEOC Financial Information (a)

Net revenues	$6,314.3	$3.2	$6,311.1	$6,533.0
Loss from operations	(1,435.4)	(4.3)	(1,431.1)	(495.8)
Loss from continuing operations, net of income taxes	(2,972.5)	(9.2)	(2,963.3)	(1,568.5)
Loss from discontinued operations, net of income taxes	(11.7)	—	(11.7)	(132.9)
Net loss attributable to CEOC	(2,988.6)	(9.2)	(2,979.4)	(1,705.8)
Adjusted EBITDA(d)	1,269.2	5.6	1,263.6	1,411.1
____________________

(a)	As discussed in Item 1, previous amounts have been revised to reflect certain accounting policy changes and the correction of previous errors.

(b)	Amounts represent GAAP adjustments related to the LINQ and the Octavius Tower operations subsequent to their sale to CERP in October 2013, which are included in CEOC financial information.

(c)
Net revenues, loss from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of the Harrah's St. Louis casino which was sold in November 2012, the results of Alea Leeds casino which was closed in March 2013 and the results of the subsidiaries that hold our land concession in Macau, all of which are presented as discontinued operations in the consolidated condensed statements of operations.

(d)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this document. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the Pro Forma effect of adjustments related to properties, yet-to-be-realized cost savings from the Company's profitability improvement programs, discontinued operations and LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries.

We perform impairment assessments on our goodwill and non-amortizing intangible assets at least annually, but more frequently if impairment indicators exist. We also review the carrying value of our long-lived assets for impairment whenever events or circumstances indicate that the carrying value of an asset (or asset group) may not be recoverable from the estimated future cash flows of that asset (or asset group). We incorporate estimates of our future performance into these assessments, such as EBITDA, revenues, cash flows, and other market factors, the results of which can often be different from our projections. Based upon the results of these assessments, we recorded impairments totaling $1,975.6 million and $1,054.1 million during 2013 and 2012, respectively related to tangible assets, goodwill, and other intangible assets. The 2013 impairment charges were driven by charges totaling $1,406.7 million in the Atlantic Coast region due to the continued weakness in visitation resulting largely from intense regional competition. In addition, we have experienced negative trends in operating results in certain other markets, which resulted in impairment charges in addition to those in the Atlantic Coast region totaling $568.9 million in 2013. The 2013 impairment charges are among the most material factors causing the significant unfavorable net earnings variances in 2013 compared with 2012. As a result of the factors leading to the impairment charges described above, notably property visitation trends resulting in part from continued competitive pressures, we continue to consider our participation strategies regionally to better align capacity with demand, which could result in the sale or closure of properties. Subsequent to year end, we announced the closure of our Harrah’s Tunica property.

Year Ended December 31, 2013 compared with December 31, 2012
Net Revenues
Net revenues decreased $221.9 million, or 3.4%, compared with the prior year due to a $409.2 million, or 8.1%, decrease in casino revenues and a $28.2 million decrease in other revenues, partially offset by increases in pass-through reimbursable management costs of $158.4 million coupled with lower promotional allowances of $72.3 million.
Casino revenues declined primarily due to continued weakness in Atlantic City resulting from increased regional competition and continued softness in the domestic gaming market in certain U.S. regional markets outside of Nevada. In addition, CEOC results only include the revenues of Planet Hollywood until its sale to CGP LLC in October 2013 and the revenues of our Conrad Punta del Este casino in Uruguay prior to its deconsolidation following its partial sale in the second quarter 2013. Slot volumes were down in virtually all domestic markets, while table volumes were relatively strong in Las Vegas. Overall, we experienced unfavorable hold (the portion of aggregate slot wagers and table drop that are retained by the casino as win ("hold")) in 2013 primarily driven by weakness in the domestic gaming markets outside of Las Vegas.
Rooms revenues declined $17.6 million, or 2.3%, compared with 2012, driven by the sale of Planet Hollywood as discussed above combined with lower group business and a 2.6 percentage point decline in occupancy. The average daily rate paid for rooms sold, excluding fully complimentary rooms ("cash ADR") increased 11.1% to $107 in 2013 from $97 in 2012, primarily as a result of the March 2013 implementation of resort fees at our Nevada properties.
Reimbursable management costs increased $158.4 million, or 125.5% when compared with 2012, due to new managed properties, including Horseshoe Cleveland (opened in May 2012), Horseshoe Cincinnati (opened in March 2013), ThistleDown Racino (commenced video lottery terminal operations in April 2013) and our consolidation of Caesars Windsor management company since increasing our ownership from 50% to 100% in June 2012, as well as $18.7 million due to the management agreement for Planet Hollywood, which was sold to CGP LLC in October 2013. Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on operating income.
Loss from Operations
Loss from operations was $1,431.1 million, compared with $495.8 million in 2012. During the year, several indicators arose that required us to assess our goodwill, intangible assets and tangible assets for impairment. We recorded resulting impairments from these assessments totaling $1,975.6 million and $1,054.1 million during 2013 and 2012, respectively. The increased impairments were the primary driver of the increased loss from operations. In addition, loss from operations increased from the income effect of the decrease in net revenues, and a $101.9 million write-off of our investment in Suffolk Downs in Massachusetts. These factors were partially offset by a $127.1 million decrease in depreciation expense resulting from assets that became fully depreciated early in the first quarter 2013.
Net Loss
Net loss attributable to CEOC was $2,979.4 million in 2013, compared with $1,705.8 million in 2012. The change was mainly due to the factors described above, a $139.6 million increase in interest expense. Partially offsetting the impact of the above factors was a $121.2 million favorable change in the loss from discontinued operations, net of income taxes, and a gain of $44.1 million related to the sale of 45% of Baluma S.A., which owns and operates the Conrad Punta del Este.

Regional Operating Results
Las Vegas

	Years Ended December 31,
(Dollars in millions)	2013	2012	Percent Favorable/(Unfavorable)
Net revenues	$1,621.1	$1,641.5	(1.2)%
Income from operations	257.3	220.3	16.8%
Property EBITDA	447.7	443.3	1.0%
Year Ended December 31, 2013 compared with December 31, 2012
Net revenues decreased compared with 2012 primarily due to a $83.5 million or 9.1% decrease in casino revenues compared with the prior year due to the sale of Planet Hollywood to CGP LLC, certain variable marketing program costs and unfavorable hold. Casino revenues were affected by increased variable marketing programs, such as REEL REWARDS, discounts, and free play, that are treated as a reduction of revenue, notably in the fourth quarter. Gaming volumes remained flat year over year. The casino revenue decrease was partially offset by increases in food and beverage and other revenues.
Food and beverage revenues increased $40.6 million, or 10.2%, due to the addition of several new restaurant offerings including Nobu at Caesars Palace and Gordon Ramsay-branded restaurants at Caesars Palace and Paris, as well as Bacchanal Buffet at Caesars Palace.
Rooms revenues were flat, with a reduction in rooms revenues from the sale of Planet Hollywood being offset by other property increases, largely driven by resort fees which we introduced in March 2013, which contributed to an increase in cash ADR to $114 in 2013 from $99 in 2012. However, Las Vegas' occupancy declined 4.2 percentage points to 88% in 2013, primarily due to lower group business.
Income from operations increased $37.0 million, or 16.8%, due to a $30.9 million decrease in depreciation expense primarily resulting from assets that became fully depreciated early in the first quarter 2013.
Property EBITDA increased $4.4 million, or 1.0%, due to the impact of our reduction in casino variable expenses. Further details on this non-GAAP financial measure follow herein.
Atlantic Coast

	Years Ended December 31,
(Dollars in millions)	2013	2012	Percent Favorable/(Unfavorable)
Net revenues	$1,116.2	$1,239.1	(9.9)%
Loss from operations	(1,382.4)	(424.2)	(225.9)%
Property EBITDA	133.6	175.8	(24.0)%
Year Ended December 31, 2013 compared with December 31, 2012
Net revenues decreased $122.9 million, or 9.9%, compared with 2012, primarily due to the decline in casino revenues of $118.6 million, or 11.0%, as a result of the continued decline in gaming volumes in this region compared with 2012, while hold remained relatively flat. The region continues to be affected by ongoing competitive pressure, and visitation to the region's properties has not recovered following Hurricane Sandy in the fourth quarter 2012.
Loss from operations was $1,382.4 million compared with $424.2 million in 2012, primarily due to tangible and intangible asset impairment charges totaling $1,406.7 million compared with $447.4 million in 2012, combined with the income impact of lower net revenues. Property operating expenses in 2013 were lower than in the prior year as a result of decreases in costs attributable to our cost savings initiatives, and depreciation expense declines of $39.7 million.
Property EBITDA declined $42.2 million, or 24.0%, due to the income impact of lower revenues, partially offset by the decline in property operating expense. Further details on this non-GAAP financial measure follow herein.

We expect the region will continue to be challenged as a result of the competitive pressures. We continue to consider our participation strategies in this region to better align capacity with demand.
Other U.S.

	Years Ended December 31,
(Dollars in millions)	2013	2012	Percent Favorable/(Unfavorable)
Net revenues	$2,778.6	$2,904.0	(4.3)%
Income from operations	33.1	19.4	70.6%
Property EBITDA	618.3	689.0	(10.3)%
Year Ended December 31, 2013 compared with December 31, 2012
Net revenues declined $125.4 million, or 4.3%, in 2013 compared with the prior year, primarily attributable to lower visitation to the region's properties, driven by competition in the regional markets and the persistent softness in the regional markets as noted above. Casino revenue declined $127.0 million as a result of unfavorable hold and weaker slot volumes compared with 2012, while table games volumes increased slightly.
Income from operations improved $13.7 million as a result of reductions in property operating expenses related to lower variable costs and a $43.0 million decrease in depreciation expense. Write-downs, reserves, and project opening costs, net of recoveries were $9.4 million in 2013 compared with $39.3 million in 2012, improving 2013 income from operations by $29.9 million. Additionally, non-cash impairment charges were $389.2 million in 2013 compared with $400.7 million in 2012.
Property EBITDA declined $70.7 million, or 10.3%, compared with prior year mainly due to the income impact of lower revenues. Further details on this non-GAAP financial measure follow herein.
Managed, International and Other

	Years Ended December 31,
(Dollars in millions)	2013	2012	Percent Favorable/(Unfavorable)
Net revenues
Managed	$318.5	$89.5	255.9%
International	366.3	514.3	(28.8)%
Other	110.4	144.6	(23.7)%
Total net revenues	$795.2	$748.4	6.3%
Income/(loss) from operations
Managed	$20.4	$7.0	191.4%
International	20.8	(13.8)	*
Other	(380.3)	(304.5)	(24.9)%
Total loss from operations	$(339.1)	$(311.3)	(8.9)%
__________________
* Not meaningful.
Managed properties include companies that operate three Indian-owned casinos, as well as Horseshoe Cleveland, Horseshoe Cincinnati and Caesars Windsor, and ThistleDown Racino since August 2012, when the racetrack was contributed to Rock Ohio Caesars, LLC, a joint venture in which Caesars holds a 20% ownership interest. Reimbursable management costs are presented on a gross basis as revenue and expense, thus resulting in no net impact on results.
In March 2013, the Company closed the Alea Leeds casino in England and its operating results have been classified as discontinued operations for all periods presented and are excluded from the table above.
In May 2013, the Company sold 45% of its equity interest in the Conrad Punta del Este, and as a result of this transaction, no longer consolidates this property's results of operations, but instead accounts for it as an equity method investment. The above table includes the consolidated results of the Conrad Punta del Este through May 31, 2013, and the equity method income or loss from operations beginning June 1, 2013.

In November 2013, we completed the sale of all of the equity interests of the subsidiaries that held the Macau Land Concession. As a result, the related operating results have been classified as discontinued operations for all periods presented and are excluded from the table above.
Other is comprised of corporate expenses, including administrative, marketing, and development costs, and income from certain non-consolidated affiliates.
Year Ended December 31, 2013 compared with December 31, 2012
Increases in reimbursable management costs relate to new managed properties described above and our consolidation of Caesars Windsor management company since increasing our ownership in the management company from 50% to 100% in June 2012. Net revenues in the international region declined $148.0 million, or 28.8%, in 2013 compared with the prior year, primarily as a result of the Conrad Punta del Este sale, which resulted in a $73.8 million decrease in net revenues, combined with net revenue declines at our London Clubs properties in 2013 due to competitive pressures.
Other loss from operations was $380.3 million in 2013, compared with $304.5 million the prior year. This change was primarily due to a $101.9 million write-off of our investment in Suffolk Downs in the fourth quarter 2013, partially offset by a $19.6 million decrease in corporate expense.
Other Factors Affecting Net Loss

	Years Ended December 31,
(Dollars in millions)	2013	2012	Percent Favorable/(Unfavorable)
Interest expense	$(2,141.4)	$(2,001.8)	(7.0)%
Loss on early extinguishment of debt	(32.1)	(39.9)	19.5%
Gain on partial sale of subsidiary	44.1	—	*
Income tax benefit	581.9	954.7	(39.0)%
Loss from discontinued operations, net of income taxes	(11.7)	(132.9)	91.2%
__________________
* Not meaningful.
Interest Expense, Net of Interest Capitalized
During the year ended December 31, 2013, interest expense increased $139.6 million, or 7.0%, from 2012 primarily due to higher interest rates as a result of the February 2013 9.0% senior secured notes refinancing and the extension of the maturities of CEOC debt. Interest expense for 2013 includes $31.4 million expense related to derivatives not designated as accounting hedges. Interest expense for 2012 includes $140.0 million expense related to derivatives not designated as accounting hedges.
Benefit for Income Taxes

The effective tax rate benefit for 2013 and 2012 was 16.4% and 37.8%, respectively. The 2013 effective rate benefit was primarily impacted by the change in our federal valuation allowance offset by the tax benefit from a capital loss resulting from a tax election made for U.S. federal income tax purposes. The 2012 effective tax rate benefit was primarily impacted by the tax benefit from the reversal of uncertain tax positions offset by the tax effects of nondeductible goodwill impairments.
Loss from discontinued operations, net of income taxes
During the year ended December 31, 2013, loss from discontinued operations, net of income taxes was $11.7 million, primarily comprised of charges for exit activities and the write-down of intangible and tangible assets related to the March 4, 2013 closure of the Alea Leeds casino. During the year ended December 31, 2012, loss from discontinued operations, net of income taxes was $132.9 million and included a $121.8 million non-cash tangible asset impairment charge related to our land concession in Macau.

Liquidity and Capital Resources
Cost Savings Initiatives
We have undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. In accordance with our shared services agreement with Caesars Entertainment, we estimate that cost-savings programs produced $8.8 million in incremental cost savings for the year ended December 31, 2013 compared with 2012. Additionally, as of December 31, 2013, we expect that these and other identified new cost-savings programs will produce further annual cost savings of $74.8 million, based on the full implementation of current projects that are in process. As we realize savings or identify new cost-reduction activities, this amount will change.
Capital Spending and Development
We incur capital expenditures in the normal course of business, and we perform ongoing refurbishment and maintenance at our existing casino entertainment facilities, to maintain our quality standards. We also continue to pursue development and acquisition opportunities for additional casino entertainment and other hospitality facilities that meet our strategic and return on investment criteria. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by our operating activities and established debt programs, while cash used for development projects, including projects currently under development as well as additional projects being pursued, is typically funded from established debt programs, specific project financing, and additional debt offerings. The Company used the net proceeds from the sale of the Harrah's St. Louis casino to fund capital expenditures. Proceeds not used for capital expenditures are required to be used to purchase term loans under the senior secured credit facilities (the “Credit Facilities”) presented in Item 6. These proceeds are reflected in our Consolidated Condensed Statements of Cash Flows as cash inflows related to investing activities of discontinued operations.
If they proceed, our planned development projects will require significant capital commitments and, if completed, may result in significant additional revenues. The commitment of capital, the timing of completion, and the commencement of operations of development projects are contingent upon the negotiation of final agreements and political and regulatory approval, as well as other contributing factors. We must also comply with covenants and restrictions set forth in our debt agreements.
For the year ended December 31, 2013, our capital spending totaled $450.8 million, net of an increase of $24.9 million of related payables. Estimated total capital expenditures for 2014 are expected to be between $340 million and $420 million.

Liquidity Discussion and Analysis
We are a highly leveraged company and a significant amount of our liquidity needs are for debt service, including significant interest payments. As of December 31, 2013, we had $19,589.1 million face value of outstanding indebtedness, including capital lease indebtedness. Our current debt service obligation for 2014 is $1,967.1 million, consisting of $113.4 million in principal maturities and $1,853.7 million in required interest payments. Our debt service obligation for 2015 is $2,779.9 million, consisting of $1,108.5 million in principal maturities and $1,671.4 million in required interest payments.
The following table summarizes the annual maturities of the face value of our long-term debt as of December 31, 2013:

(In millions)	2014	2015	2016	2017	2018	Thereafter	Total
Principal maturities	$113.4	$1,108.5	$2,084.0	$3,000.9	$8,447.1	$4,835.2	$19,589.1
See Item 6, "Long-Term Debt" below for details on our debt outstanding and restrictive covenants related to certain of our borrowings. This detail includes, among other things, a table presenting details of our individual borrowings outstanding as of December 31, 2013 and 2012, with maturities by year, as well as discussion of recent changes in our debt outstanding and certain changes in the terms of existing debt for the year ended December 31, 2013.
Cash paid for interest for the year ended December 31, 2013 was $1,873.6 million. Payments of short-term debt obligations are expected to be made from operating cash flows and from borrowings under our established debt programs. Long-term obligations are expected to be paid through operating cash flows, refinancing of debt, or, if necessary, additional debt or equity offerings. See additional information below for details on our debt outstanding and restrictive covenants related to certain of our borrowings.
Following the U.S. recession of late 2007 through 2009, we have observed that gaming activity has remained well below the pre-recession levels. In addition, new competition in certain regional markets has negatively affected “same store” volumes, while overall slot volumes trends continue to weaken in most markets. These factors have negatively affected our results of operations, and may continue to negatively affect our results of operations in the future. During periods of economic weakness and in the face of continued weak consumer spending on gaming, our revenues may decrease while many of our costs remain fixed and some costs even increase, resulting in decreased earnings. As a result, we have experienced substantial net losses since 2010, as well as operating losses in 2012 and 2013, resulting in a net stockholders’ deficit of $5,697.8 million as of December 31, 2013. Further, we expect to experience operating and net losses in 2014 and beyond.
In addition to cash flows from operations, available sources of cash include amounts available under our current revolving credit facility. At December 31, 2013, the facility provided for up to $215.5 million, with $109.4 million maturing on January 28, 2014. As of March 31, 2014 the facility provided for $106.1 million, of which $9.6 million remained as available borrowing capacity.
Our cash and cash equivalents, excluding restricted cash, totaled $1,440.0 million as of December 31, 2013 compared with $1,546.6 million at December 31, 2012. CEOC's liquidity was as follows as of December 31, 2013:

(Dollars in millions)	CEOC
Cash, cash equivalents, and short term investments (1)	$1,440.0
Revolver Capacity (2)	215.5
Less: Revolver capacity committed to letters of credit	(100.5)
Less: Cash related to the Octavius Tower and LINQ project	(1.8)
Total Liquidity	$1,553.2
____________________

(1)	Excludes restricted cash.

(2)	At December 31, 2013, the CEOC revolver provided capacity up to $215.5 million, however $109.4 million of that revolver capacity matured on January 28, 2014.
Restricted cash totaled $99.4 million as of December 31, 2013. Nearly all of the remaining restricted cash consists of cash reserved under loan agreements for development projects and certain expenditures incurred in the normal course of business, such as interest service, real estate taxes, property insurance, and capital improvements.
Our operating cash inflows are typically used for operating expenses, debt service costs, working capital needs, and capital expenditures in the normal course of business. We experienced negative operating cash flows of $942.6 million in 2013, and we also expect to experience negative operating cash flows in 2014 and beyond.
As described more fully in "Summary of 2014 Events," in the first quarter of 2014 we announced that CGP LLC will acquire certain assets from CEOC for $2,000.0 million in cash, less assumed debt. The transaction is expected to close in the second quarter of 2014. The net cash proceeds will impact the calculation of the senior secured leverage ratio ("SSLR") covenant (further described below) beginning in the first quarter 2014 to the extent it reduces first lien debt or increases cash of CEOC.
From time to time, depending upon market, pricing, and other conditions, and on our cash balances and liquidity, we may seek to acquire or exchange notes or other indebtedness of the Company through open market purchases, privately negotiated transactions, tender offers, redemption, exchange offers or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the indentures governing the notes), for cash or other consideration, including our common stock. In addition, we have considered and will continue to evaluate potential transactions to reduce net debt, such as debt for debt exchanges, debt for equity exchanges and other transactions.
We do not expect that cash flow from operations will be sufficient to repay CEOC's indebtedness in the long-term and we will have to ultimately seek a restructuring, amendment or refinancing of our debt, or if necessary, pursue additional debt or equity offerings.
Our ability to refinance or restructure our debt, or to issue additional debt or equity, will depend upon, among other things:

•	The condition of the capital markets at the time, which is beyond our control,

•
Our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, many of which are beyond our control; and

•	Our continued compliance with the terms and covenants in our Credit Facilities, indentures and loan agreements that govern our debt.
Under our Credit Facilities, we are required to satisfy and maintain specified financial ratios. Specifically, our Credit Facilities requires us to maintain an SSLR of no more than 4.75 to 1.0, which is the ratio of our senior first priority secured debt to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted. This ratio excludes up to $3,700.0 million of first priority senior secured notes and up to $350.0 million aggregate principal amount of consolidated debt of subsidiaries that are not wholly owned. This ratio also reduces the amount of senior first priority secured debt by the amount of unrestricted and pro forma cash on hand which was $1,450.2 million as of December 31, 2013. As of December 31, 2013, the SSLR was 4.52 to 1.0.
While we were in compliance with the terms and conditions of all of our loan agreements, including our Credit Facilities and indentures, as of December 31, 2013, in order to comply with the quarterly SSLR covenant under our Credit Facility in the future, we will need to achieve a certain amount of LTM Adjusted EBITDA - Pro-Forma - CEOC Restricted and/or reduced levels of total senior secured net debt (total senior secured debt less unrestricted cash). The factors that could impact the foregoing include (a) changes in gaming trips, spend per trip and hotel metrics, which we believe are correlated to consumer spending and confidence generally and spending by consumers for gaming and other entertainment activities, (b) our ability to effect cost savings initiatives, (c) asset sales, (d) issuing additional second lien or unsecured debt, or project financing, (e) reducing net debt through open market purchases, privately negotiated transactions, redemptions, tender offers or exchanges, (f) equity issuances, (g) reductions in capital expenditures spending, or (h) a combination thereof.
In addition, under certain circumstances, the Credit Facilities allow us to apply cash contributions received from CEC as an increase to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted, if CEOC is unable to meet its SSLR, in order to cure any breach.
Based upon our current operating forecast, the expected closing of our asset sale to CGP LLC described in "Summary of 2014 Events," and our ability to achieve one or more of the other factors noted above, including our ability to cure a breach of the SSLR, in certain circumstances, with cash contributions from CEC, we believe that we will have sufficient liquidity to fund our operations and meet our debt service obligations and that we will continue to be in compliance with the SSLR through December 31, 2014.
Our cash flows from operating, investing, and financing activities for the 12 months ended December 31, 2013, 2012 and 2011, associated with the Harrah's St. Louis casino and the subsidiaries that hold our land concession in Macau, which are defined as discontinued operations, are included in our Consolidated Statements of Cash Flows as cash flows from discontinued operations. We sold the Harrah's St. Louis casino in November 2012, and the net proceeds generated from the sale are being used and will continue to be used to fund investments by CEOC in useful assets, including capital expenditures. Proceeds not used for capital expenditures are required to be used to purchase term loans under the Credit Facilities.
CEOC Financing, Debt Covenant Compliance and Restrictions
CEOC Credit Facilities
As of December 31, 2013, our Credit Facilities provide for senior secured financing of up to $4,628.1 million, consisting of (i) senior secured term loan facilities in an aggregate principal amount of $4,412.6 million with $29.0 million maturing on January 28, 2015, $959.8 million maturing on October 31, 2016 (the "Incremental Loans"), and $3,423.8 million maturing on January 28, 2018, and (ii) a senior secured revolving credit facility in an aggregate principal amount of up to $215.5 million, with $109.4 million maturing January 28, 2014, and $106.1 million maturing January 28, 2017, including both a letter of credit sub-facility and a swingline loan sub-facility. There were no amounts outstanding under the revolving credit facility at December 31, 2013 and 2012 or during the year ended December 31, 2013. The term loans under the Credit Facilities require scheduled quarterly payments of $2.5 million, with the balance due at maturity. As of December 31, 2013, $100.5 million of the revolving credit facility is committed to outstanding letters of credit. After consideration of the letter of credit commitments, $115.0 million of additional borrowing capacity was available to us under our revolving credit facility as of December 31, 2013.
The indenture and other agreements governing our cash pay debt and PIK toggle debt limit our (and most of our subsidiaries’) ability to among other things: (i) incur additional debt or issue certain preferred shares; (ii) pay dividends or make distributions in respect of our capital stock or make other restricted payments; (iii) make certain investments; (iv) sell certain assets; (v) engage in any business or own any material asset other than all of the equity interest of CEOC so long as certain investors hold a majority of the notes; (vi) create or permit to exist dividend and/or payment restrictions affecting its restricted subsidiaries; (vii) create liens on certain assets to secure debt; (viii) consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; (ix) enter into certain transactions with its affiliates; and (x) designate its subsidiaries as unrestricted subsidiaries. Subject to certain exceptions, the indenture governing the notes and the agreements governing the other cash pay debt and PIK toggle debt will permit us and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.
CEOC Credit Facilities Activity
The Credit Facilities financing is neither secured nor guaranteed by Caesars’ other direct subsidiaries.
In February 2013, we amended our Credit Facilities in connection with the February 2013 notes offering discussed in the CEOC Bond Offerings Activity section below.

During 2012, we (i) extended the maturity of $3,812.3 million B-1, B-2 and B-3 term loans held by consenting lenders from January 28, 2015 to January 28, 2018 and increased the interest rate with respect to such extended term loans (the "Term B-6 Loans"), (ii) converted $457.8 million original maturity revolver commitments held by consenting lenders to Term B-6 Loans and promptly following such conversion, repaid $1,574.3 million of Term B-6 Loans held by any consenting lender, (iii) extended the maturity of $37.2 million original maturity revolver commitments held by consenting lenders who elected not to convert their commitments to term loans from January 28, 2014 to January 28, 2017 and increased the interest rate and the undrawn commitment fee with respect to such extended revolver commitments, and upon the effectiveness of such extension, terminated $798.5 million of revolver commitments and increased the amount of outstanding Term B-6 Loans by $2,853.8 million, and (iv) modified certain other provisions of the Credit Facilities. The Term B-6 Loans have a springing maturity to April 14, 2017 if more than $250.0 million of CEOC's 11.25% senior secured notes due 2017 remain outstanding on April 14, 2017.
In addition to the foregoing, CEOC may from time to time elect to extend and/or convert additional term loans and/or revolver commitments.
In January and February 2013, CEOC converted $133.9 million aggregate principal amount of original maturity revolver commitments held by consenting lenders to Term B-6 Loans and terminated $133.9 million principal amount of revolving commitments of extending lenders.
CEOC Debt Covenant Compliance and Restrictions
In addition, certain covenants contained in our Credit Facilities and indentures covering our second priority senior secured notes and first priority senior secured notes restrict our ability to take certain actions such as incurring additional debt or making acquisitions if we are unable to meet a fixed charge coverage ratio (LTM Adjusted EBITDA - Pro Forma - CEOC Restricted to fixed charges) of at least 2.0 to 1.0, a total first priority secured leverage ratio (first priority senior secured debt to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted) of no more than 4.5 to 1.0 and/or a consolidated leverage ratio (consolidated total debt to LTM Adjusted EBITDA - Pro Forma - CEOC Restricted) of no more than 7.25 to 1.0. As of December 31, 2013, our total first priority secured leverage ratio and consolidated leverage ratio were 7.76 to 1.0 and 14.42 to 1.0, respectively. For the year ended December 31, 2013, our earnings were insufficient to cover fixed charges by $782.8 million. For purposes of calculating the fixed charge coverage ratio, fixed charges includes consolidated interest expense less interest income and any cash dividends paid on preferred stock (other than amounts eliminated in consolidation). For purposes of calculating the total first priority secured leverage ratio and the consolidated leverage ratio, the amounts of first priority senior secured debt and consolidated total debt, respectively, are reduced by the amount of unrestricted cash on hand. The covenants that provide for the fixed charge coverage ratio, total first priority secured leverage ratio and consolidated leverage ratio described in this paragraph are not maintenance covenants.
The Credit Facilities require compliance on a quarterly basis with a maximum net senior secured first lien debt leverage test. In addition, the Credit Facilities include negative covenants, subject to certain exceptions, restricting or limiting our ability and the ability of our restricted subsidiaries to, among other things: (i) incur additional debt; (ii) create liens on certain assets; (iii) enter into sale and lease-back transactions; (iv) make certain investments, loans, and advances; (v) consolidate, merge, sell, or otherwise dispose of all or any part of its assets or to purchase, lease, or otherwise acquire all or any substantial part of assets of any other person; (vi) pay dividends or make distributions or make other restricted payments; (vii) enter into certain transactions with its affiliates; (viii) engage in any business other than the business activity conducted at the closing date of the loan or business activities incidental or related thereto; (ix) amend or modify the articles or certificate of incorporation, by-laws, and certain agreements or make certain payments or modifications of indebtedness; and (x) designate or permit the designation of any indebtedness as "Designated Senior Debt."
All borrowings under the senior secured revolving credit facility are subject to the satisfaction of customary conditions, including the absence of a default, the accuracy of representations and warranties, and the requirement that such borrowing does not reduce the amount of obligations otherwise permitted to be secured under our Credit Facilities without ratably securing the retained notes.
CEOC Bond Offerings Activity
In February 2012, CEOC completed the offering of $1,250.0 million aggregate principal amount of 8.5% senior secured notes due 2020. CEOC used $1,095.6 million of the net proceeds from this transaction to repay a portion of the Credit Facilities in connection with the consummation of the transactions as further described under the Credit Facilities section below.
In August 2012, CEOC completed the offering of $750.0 million aggregate principal amount of 9% senior secured notes due 2020. CEOC used $478.8 million of the net proceeds from this transaction to repay a portion of the Credit Facilities in connection with the consummation of the transactions as further described under the Credit Facilities section below.

In December 2012, CEOC completed the offering of $750.0 million aggregate principal amount of 9% senior secured notes due 2020, the proceeds of which were placed into escrow and are recorded as short-term restricted cash in our Consolidated Balance Sheet as of December 31, 2012. On February 20, 2013, when the proceeds were released from escrow, CEOC used $350.0 million of the proceeds to repay a portion of the existing loans under the Credit Facilities at par.
In February 2013, CEOC completed the offering of $1,500.0 million aggregate principal amount of 9% senior secured notes due 2020. On March 27, 2013, when the proceeds were released from escrow, CEOC used $1,433.3 million of the proceeds to repay a portion of the existing term loans under the Credit Facilities at par. As a result of these repayments, we recognized a loss on early extinguishment of debt of $29.4 million during the first quarter of 2013. In connection with the February 2013 notes offering, CEOC received the requisite lenders’ consents and entered into a bank amendment to its Credit Facilities to, among other things:

(i)	use the net cash proceeds of February 2013 notes offering to repay $1,433.3 million of CEOC’s existing term loans as described above;

(ii)	obtain up to $75.0 million of extended revolving facility commitments with a maturity of January 28, 2017,

(iii)
increase the accordion capacity under the Credit Facilities by an additional $650.0 million (which may be used, among other things, to establish extended revolving facility commitments under the Credit Facilities);

(iv)	modify the calculation of the senior secured leverage ratio for purposes of the maintenance test under the Credit Facilities to exclude the February 2013 notes; and

(v)	modify certain other provisions of the Credit Facilities.
Other Financing Transactions
In February 2012, Chester Downs issued $330.0 million aggregate principal amount of 9.25% senior secured notes due 2020 through a private placement. Chester Downs used $232.4 million of the proceeds of the notes to repay the term loan due 2016 plus accrued interest and a prepayment penalty. The remaining proceeds were used to make a distribution to Chester Downs' managing member, Harrah's Chester Downs Investment Company, LLC, a wholly owned subsidiary of CEOC, and for other general corporate purposes.

Item 6.    Long-Term Debt

The following table presents our outstanding debt as of December 31, 2013 and 2012:

Detail of Debt (dollars in millions)	Final Maturity	Rate(s)	Face Value	Book Value	Book Value
		December 31, 2013			December 31, 2012
Credit Facilities (a)
Term Loans B1 - B3	2015	3.24%	$29.0	$29.0	$1,025.8
Term Loan B4	2016	9.50%	959.8	948.1	954.5
Term Loan B5	2018	4.49%	991.9	989.3	1,218.8
Term Loan B6 (c)	2018	5.49%	2,431.9	2,399.9	2,812.6
Secured Debt
Senior Secured Notes (a)	2017	11.25%	2,095.0	2,066.4	2,060.2
Senior Secured Notes (a)	2020	8.50%	1,250.0	1,250.0	1,250.0
Senior Secured Notes (a)	2020	9.00%	3,000.0	2,954.5	1,486.9
Second-Priority Senior Secured Notes (a)	2018	12.75%	750.0	743.9	742.9
Second-Priority Senior Secured Notes (a)	2018	10.00%	4,528.1	2,433.2	2,271.8
Second-Priority Senior Secured Notes (a)	2015	10.00%	214.8	187.7	173.7
Chester Downs Senior Secured Notes	2020	9.25%	330.0	330.0	330.0
PHW Las Vegas Senior Secured Loan	—	—	—	—	448.8
Linq/Octavius Senior Secured Loan	—	—	—	—	446.5
Bill's Gamblin' Hall & Saloon Credit Facility(d)	2019	11.00%	185.0	179.8	179.3
CBAC	—	—	—	—	—
Capitalized Lease Obligations	to 2017	various	16.7	16.7	27.3
Subsidiary-Guaranteed Debt (b)
Senior Notes	2016	10.75%	478.6	478.6	478.6
Senior PIK Toggle Notes	2018	10.75%/11.5%	14.7	14.7	13.2
Unsecured Senior Debt (a)
5.375%	2013	—	—	—	116.6
7.00%	2013	—	—	—	0.6
5.625%	2015	5.625%	791.8	713.3	666.2
6.50%	2016	6.50%	573.2	490.1	463.0
5.75%	2017	5.75%	538.8	419.0	395.9
Floating Rate Contingent Convertible Senior Notes	2024	0.25%	0.2	0.2	0.2
Other Unsecured Borrowings
Special Improvement District Bonds	2037	5.30%	62.9	62.9	64.3
Note payable to Caesars Entertainment	2017	3.17%	285.4	285.4	546.5
Note payable to Caesars Entertainment	2019	11.00%	15.4	15.4	—
Other	2016	0.00% - 6.00%	45.9	45.9	—
Total Debt			19,589.1	17,054.0	18,174.2
Current Portion of Long-Term Debt			(113.4)	(113.4)	(876.3)
Long-term debt			$19,475.7	$16,940.6	$17,297.9
____________________

(a)	Guaranteed by Caesars Entertainment.

(b)	Guaranteed by Caesars Entertainment and certain wholly owned subsidiaries of CEOC.

(c)	The Term B-6 Loans have a springing maturity to April 14, 2017 if more than $250.0 million of CEOC's 11.25% senior secured notes due 2017 remain outstanding on April 14, 2017.

(d)
Subsequent to year end, the Company announced the agreement to sell the property that secures this debt to CGP LLC. See "Sale of Properties from CEOC to CGP LLC" in Item 5. As part of that transaction, CGP LLC will assume this debt.

As of December 31, 2013 and 2012, book values of debt are presented net of unamortized discounts of $2,535.1 million and $2,901.2 million, respectively.
Current Portion of Long-Term Debt
Our current portion of long-term debt includes required interim principal payments on certain Term Loans, the Special Improvement District Bonds and capitalized lease obligations. The current portion of long-term debt also included required principal payments of $43.5 million of 10.0% second-priority senior secured notes due 2018 and $31.6 million of CEOC 10.0% second-priority senior secured notes due 2015.
As of December 31, 2012, the current portion of long-term debt included $750.0 million of 9.00% senior secured notes which were classified as current portion of long-term debt in our Consolidated Condensed Balance Sheet as of December 31, 2012 due to escrow conditions not being satisfied until February 20, 2013.
Notes payable to Caesars Entertainment
Caesars Entertainment Corporation has a credit facility in favor of CEOC pursuant to which Caesars Entertainment will make one or more unsecured loans to CEOC in a maximum principal amount not to exceed $1.0 billion outstanding at any time. The entire outstanding amount, plus any accrued and unpaid interest, matures on November 14, 2017, and bears interest at a rate per annum equal to LIBOR, as defined in the CEOC Credit Agreement, plus 3.0%. Interest is payable quarterly in arrears or, at CEOC's election, such interest may be added to the loan balance owed to Caesars Entertainment. There was $285.4 million outstanding under the agreement as of December 31, 2013.
In addition, a $15.4 million note payable to Caesars funded the Bill’s renovation.  This note will be settled in conjunction with the transaction described in Item 5, “Summary of 2014 Events” above.
Bill's Credit Facility
In November 2012, a CEOC subsidiary entered into a $185.0 million, seven-year senior secured credit facility bearing interest at LIBOR plus 9.75% with a LIBOR floor of 1.25% (the "Bill's Credit Facility") to fund the renovation of The Cromwell (formerly Bill's Gamblin' Hall & Saloon) into a boutique lifestyle hotel that includes a dayclub/nightclub. The renovated facility is expected to open in May 2014 and will include a complete remodeling of the guest rooms, casino floor, and common areas, the addition of a second floor restaurant, and the construction of an approximately 65,000 square foot rooftop pool and dayclub/nightclub. The CEOC subsidiary will own the property and manage the casino, hotel, and food and beverage operations, and the dayclub/nightclub will be leased to a third party. The proceeds of the Bill's Credit Facility were funded during the fourth quarter of 2012 and were included as restricted cash as of December 31, 2012. The proceeds are being used to fund renovation activity through completion in 2014 and the unused portion remained restricted as of December 31, 2013.
As part of the credit facility, Caesars Entertainment provided a completion guarantee to ensure prompt and complete performance to (i) complete construction and pay all project costs in accordance with the loan documents, (ii) provide the initial working capital specified in the project budget, and (iii) obtain all material permits and licenses necessary for the commencement of operations. The maximum liability under the completion guarantee is $20.0 million. Amounts due under the Bill's Credit Facility are expected to be assumed by CGP LLC as part of the transaction described in Item 5, “Summary of 2014 Events” above.
Other Financing Transactions
In February 2012, Chester Downs issued $330.0 million aggregate principal amount of 9.25% senior secured notes due 2020 through a private placement. Chester Downs used $232.4 million of the proceeds of the notes to repay the term loan due 2016 plus accrued interest and a prepayment penalty. The remaining proceeds were used to make a distribution to Chester Downs' managing member, Harrah's Chester Downs Investment Company, LLC, a wholly owned subsidiary of CEOC, and for other general corporate purposes.
PHW Las Vegas Senior Secured Loan
In February 2010, CEOC acquired 100% of the equity interests of PHW Las Vegas, LLC which owns the Planet Hollywood Resort and Casino located in Las Vegas, Nevada. In connection with this transaction, PHW Las Vegas, LLC assumed a $554.3 million, face value, senior secured loan, and a subsidiary of CEOC canceled certain debt issued by PHW Las Vegas, LLC's predecessor entities. The outstanding amount is secured by the assets of PHW Las Vegas, LLC and is non-recourse to other subsidiaries of the Company. As part of the sale of Planet Hollywood, CGP LLC assumed this loan.

Octavius and LINQ Projects
On April 25, 2011, the Octavius/Linq Borrowers entered into the Octavius/Linq Credit Agreement pursuant to which the Octavius/Linq Borrowers incurred financing to complete the Octavius/Linq Development. The Octavius/Linq Credit Agreement provided for a $450.0 million senior secured term facility with a six-year maturity, which was secured by all material assets of the Octavius/Linq Borrowers. As part of the CERP Transaction, CERP assumed the outstanding debt related to the Octavius/Linq Development.
Interest and Fees
Borrowings under the Credit Facilities, other than borrowings under the Incremental Loans, the Term B-5 Loans and the Term B-6 Loans, bear interest at a rate equal to the then-current LIBOR rate, or at a rate equal to the alternate base rate, in each case plus an applicable margin. As of December 31, 2013, the Credit Facilities, other than borrowings under the Incremental Loans, the Term B-5 Loans and the Term B-6 Loans, bore interest at LIBOR plus 300 basis points for the term loans. The revolver loan bore interest at LIBOR plus 300 basis points or the alternate base rate plus 200 basis points. The swingline loan bore interest at the alternate base rate plus 150 basis points. The extended revolver loan bore interest at LIBOR plus 525 basis points or the alternate base rate plus 425 basis points.
Borrowings under the Incremental Loans bear interest at a rate equal to either the alternate base rate or the greater of (i) the then-current LIBOR rate or (ii) 2.0%; in each case plus an applicable margin. As of December 31, 2013, borrowings under the Incremental Loans bore interest at the minimum base rate of 2.0%, plus 750 basis points.
Borrowings under the Term B-5 Loans bear interest at a rate equal to either the alternate base rate or the then-current LIBOR rate, plus an applicable margin. As of December 31, 2013, borrowings under the Term B-5 Loans bore interest at LIBOR plus 425 basis points.
Borrowings under the Term B-6 Loans bear interest at a rate equal to either the alternate base rate or the then-current LIBOR rate, plus an applicable margin. As of December 31, 2013, borrowings under the Term B-6 Loans bore interest at LIBOR plus 525 basis points.
In addition, on a quarterly basis, we are required to pay each lender (i) a commitment fee in respect of any unborrowed amounts under the revolving credit facility and (ii) a letter of credit fee in respect of the aggregate face amount of outstanding letters of credit under the revolving credit facility. As of December 31, 2013, the Credit Facilities bore a commitment fee for unborrowed amounts of 50 basis points under the revolving credit facility which matured January 28, 2014, and 100 basis points under the revolving credit facility maturing January 28, 2017.
Our Senior Secured Notes, including the Second-Priority Senior Secured Notes, and our unsecured debt, which is fixed-rate debt, have semi-annual interest payments.

Item 7.    Collateral and Guarantors
CEOC’s Credit Facilities are guaranteed by Caesars Entertainment and are secured by a pledge of CEOC’s capital stock and by substantially all of the existing and future property and assets of CEOC and its material, wholly owned domestic subsidiaries, including a pledge of the capital stock of CEOC’s material, wholly owned domestic subsidiaries and 65.0% of the capital stock of the first-tier foreign subsidiaries, in each case subject to exceptions. As of December 31, 2013, certain undeveloped land in Las Vegas and the following casino properties have mortgages under the Credit Facilities:

Las Vegas	Atlantic City	Other U.S.
Caesars Palace	Bally’s Atlantic City	Harrah’s New Orleans (Hotel Only) (1)
Bally’s Las Vegas (1)	Caesars Atlantic City	Harrah’s Louisiana Downs
The Quad Resort & Casino (1)	Showboat Atlantic City	Horseshoe Bossier City
Harrah’s Tunica (2)
Horseshoe Tunica
Tunica Roadhouse Hotel & Casino
Harrah’s Council Bluffs
Horseshoe Council Bluffs/Bluffs Run
Horseshoe Southern Indiana
Harrah’s Metropolis
Horseshoe Hammond
Harrah’s Reno
Harrah’s Lake Tahoe
Harveys Lake Tahoe
__________________
(1)Subsequent to year end, the Company announced the agreement to sell this property to CGP LLC.
(2)Subsequent to year end, the Company announced its plan to close this property effective June 2, 2014.

Item 8.    Commitments, Contingencies and Guarantees
Guarantees of Third-Party Debt and Other Obligations and Commitments
The following table summarizes our contractual obligations and other commitments as of December 31, 2013.

Contractual Obligations (a)	Payments due by Period
(In millions)	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
Debt, face value	$19,572.4	$102.5	$3,186.7	$11,448.0	$4,835.2
Capital lease obligations	16.7	10.9	5.8	—	—
Estimated interest payments (b)	8,128.6	1,853.7	3,264.2	2,346.9	663.8
Operating lease obligations	912.0	53.7	99.0	93.2	666.1
Purchase order obligations	107.6	107.6	—	—	—
Community reinvestment	70.7	6.1	12.2	12.5	39.9
Construction commitments	158.0	158.0	—	—	—
Entertainment obligations (c)	164.2	56.3	43.2	37.8	26.9
Letters of credit	100.5	100.5	—	—	—
Minimum payments to tribes (d)	144.3	13.8	43.0	46.5	41.0
Other contractual obligations	374.4	89.9	106.4	34.0	144.1
	$29,749.4	$2,553.0	$6,760.5	$14,018.9	$6,417.0
____________________

(a)
In addition to the contractual obligations disclosed in this table, we have unrecognized tax benefits that, based on uncertainties associated with the items and we are unable to make reasonably reliable estimates of the period of potential cash settlements, if any, with taxing authorities.

(b)
Estimated interest for variable-rate debt included in this table is based on rates as of December 31, 2013. Estimated interest includes the estimated impact of our interest rate swap and interest rate cap agreements.

(c)	Entertainment obligations represent obligations to pay performers that have contracts for future performances at one or more of our properties.

(d)
The agreements pursuant to which we manage casinos on Indian lands contain provisions required by law that provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled repayments of borrowings for development costs and over the management fee earned and paid to the manager. In the event that insufficient cash flow is generated by the operations to fund this payment, we must pay the shortfall to the tribe. Subject to certain limitations as to time, such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. Our aggregate monthly commitment for the minimum guaranteed payments pursuant to the contracts for the three managed Indian-owned facilities now open is $1.2 million per month. Each of these casinos currently generates sufficient cash flows to cover all of its obligations, including its debt service.

Derivative Instruments
Derivative Instruments – Interest Rate Swap Agreements
We use interest rate swaps to manage the mix of our debt between fixed and variable rate instruments. As of December 31, 2013, we had eight interest rate swap agreements outstanding with notional amounts totaling $5,750.0 million that were not designated as hedging instruments for accounting purposes. The difference to be paid or received under the terms of the interest rate swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense for the related debt. Changes in the variable interest rates to be paid or received pursuant to the terms of the interest rate swap agreements will have a corresponding effect on future cash flows. Changes in the fair value of the swap agreements are recognized in interest expense.
Derivative Instruments – Interest Rate Cap Agreements
We have an interest rate cap agreement to partially hedge the risk of future increases in the variable rate of the PHW Las Vegas senior secured loan. The interest rate cap agreement is for a notional amount of $501.4 million at a LIBOR cap rate of 7.0%. Changes in fair value of the interest rate cap are recognized in interest expense. As part of the sale of Planet Hollywood, CGP LLC assumed this interest rate cap agreement.
Derivative Instruments – Impact on Financial Statements
None of our derivative instruments are offset, and the fair values of assets and liabilities are recognized in the Consolidated Condensed Balance Sheets. As of December 31, 2013, none of our derivative instruments were designated as accounting hedges.

Fair Values of Derivative Instruments

		Asset Derivatives		Liability Derivatives
		Fair Value		Fair Value
(In millions)	Balance Sheet Location	2013	2012	2013	2012
Interest rate swaps	Deferred credits and other	—	—	$(165.9)	$(306.4)
Interest rate cap	Deferred credits and other	—	*	—	—
Total		$—	$—	$(165.9)	$(306.4)
___________________
* Amount rounds to zero.

Effect of Derivative Instruments on Net Loss and Comprehensive Loss

(In millions)		Years Ended December 31,
Derivatives designated as accounting hedges	Location of (Gain) or Loss Recognized in Net Loss	2013	2012	2011
Loss recognized in AOCL (effective portion)	Other comprehensive loss	$—	$—	$60.7
Loss reclassified from AOCL into net loss (effective portion)	Interest expense	—	—	238.6
Gain recognized in net loss (ineffective portion)	Interest expense	—	—	(56.7)
Effect of Non-designated Derivative Instruments on Net Loss

(In millions)		Years Ended December 31,
Derivatives not designated as accounting hedges	Location of Loss	2013	2012	2011
Net periodic settlements and accrued interest (1)	Interest expense	$172.0	$169.6	$201.1
Total expense for derivatives	Interest expense	31.4	140.0	185.6
___________________
(1) The derivative settlements under the terms of the interest rate swap agreements are recognized as interest expense and are paid monthly.

Item 9.    Non-GAAP Reconciliations

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)
Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net loss attributable to CEOC to Property EBITDA for the periods indicated on a regional view, Other Adjustments includes the impact of discontinued operation and CEOC's adjustments related to the continued consolidations of the LINQ and Octavius Tower post transfer to CERP.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2013
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to CEOC						$(2,988.6)
Net income attributable to noncontrolling interests						4.4
Net loss						(2,984.2)
Loss from discontinued operations, net of income taxes						11.7
Net loss from continuing operations, net of income taxes						(2,972.5)
Income tax benefit						(581.9)
Loss from continuing operations before income taxes						(3,554.4)
Other income, including interest income						(15.3)
Gain on partial sale of subsidiary						(44.1)
Loss on early extinguishment of debt						32.1
Interest expense						2,146.3
Income/(loss) from operations	$253.0	$(1,382.4)	$33.1	$(339.1)		(1,435.4)
Depreciation and amortization	144.0	89.4	161.9	40.1		435.4
Amortization of intangible assets	32.7	11.1	25.3	21.0		90.1
Impairment of intangible and tangible assets	—	1,406.7	389.2	179.7		1,975.6
Write-downs, reserves, and project opening costs, net of recoveries	23.6	8.8	9.4	50.1		91.9
Acquisition and integration costs	—	—	—	13.4		13.4
(Income)/loss on interests in non-consolidated affiliates	—	—	(0.6)	21.3		20.7
Corporate expense	—	—	—	138.2		138.2
EBITDA attributable to discontinued operations	—	—	—	—	$(2.1)	(2.1)
Other adjustments for failed sale impact	(5.6)	—	—	—	—	(5.6)
Property EBITDA	$447.7	$133.6	$618.3	$124.7	$(2.1)	$1,322.2

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO PROPERTY EBITDA
(UNAUDITED)

	Year Ended December 31, 2012
(In millions)	Las Vegas	Atlantic Coast	Other U.S.	Managed, Int'l, and Other	Other Adjustments	Total
Net loss attributable to CEOC						$(1,705.8)
Net income attributable to noncontrolling interests						4.4
Net loss						(1,701.4)
Loss from discontinued operations, net of income taxes						132.9
Net loss from continuing operations, net of income taxes						(1,568.5)
Income tax benefit						(954.7)
Loss from continuing operations before income taxes						(2,523.2)
Other income, including interest income						(14.3)
Loss on early extinguishment of debt						39.9
Interest expense						2,001.8
Income/(loss) from operations	$220.3	$(424.2)	$19.4	$(311.3)		(495.8)
Depreciation and amortization	166.3	129.1	204.9	53.6		553.9
Amortization of intangible assets	32.7	11.8	25.3	35.9		105.7
Impairment of intangible and tangible assets	—	447.4	400.7	206.0		1,054.1
Write-downs, reserves, and project opening costs, net of recoveries	24.0	10.6	39.3	(8.2)		65.7
Acquisition and integration costs	—	—	—	5.8		5.8
(Income)/loss on interests in non-consolidated affiliates	—	1.1	(0.6)	18.4		18.9
Corporate expense	—	—	—	157.8		157.8
EBITDA attributable to discontinued operations	$—	$—	$—	$—	$66.5	66.5
Property EBITDA	$443.3	$175.8	$689.0	$158.0	$66.5	$1,532.6

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
(UNAUDITED)
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing the CEOC credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the years ended December 31, 2013 and 2012, and net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma and LTM adjusted EBITDA-Pro Forma - CEOC Restricted for the year ended December 31, 2013.

(In millions)	2013	2012
Net loss attributable to CEOC	$(2,988.6)	$(1,705.8)
Interest expense, net of interest income	2,129.8	1,982.3
Income tax benefit(a)	(579.2)	(907.1)
Depreciation and amortization(b)	538.6	701.7
EBITDA	(899.4)	71.1
Project opening costs, abandoned projects and development costs(c)	67.1	41.2
Acquisition and integration costs(d)	13.4	5.8
Loss on early extinguishment of debt(e)	32.1	39.9
Net loss attributable to noncontrolling interests, net of (distributions)(f)	(6.7)	(4.2)
Impairment of intangible and tangible assets(g)	1,966.4	1,175.9
Non-cash expense for stock compensation benefits(h)	34.4	33.4
Adjustments for recoveries from insurance claims for flood losses(i)	—	(6.6)
Loss/(gain) on sale of discontinued operations(k)	0.7	(9.3)
Gain on sale on partial sale of subsidiary(l)	(44.1)	—
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA(j)	9.0	—
Other items(m)	96.3	63.9
Other adjustments for failed sale impact	(5.6)	—
Adjusted EBITDA	1,263.6	$1,411.1
Pro Forma adjustments related to properties(n)	5.6
Pro Forma adjustment for estimated cost savings yet-to-be-realized(o)	74.8
LTM Adjusted EBITDA-Pro Forma	1,344.0
LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries	(99.6)
LTM Adjusted EBITDA-Pro Forma - CEOC Restricted	$1,244.4
 ____________________

(a)	Amounts include the provision for income taxes related to discontinued operations of $2.7 million and $47.6 million for the years ended December 31, 2013 and 2012, respectively.

(b)	Amounts include depreciation and amortization related to discontinued operations of $0.2 million and $29.0 million for the years ended December 31, 2013 and 2012, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects. Amounts include reserves related to the closure of Alea Leeds in March 2013, which are included in loss from discontinued operations of $15.8 million for the year ended December 31, 2013. There were no reserves related to discontinued operations for the year ended December 31, 2012.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, net of cash distributions to minority owners, which is a non-cash item as it excludes any cash distributions.

(g)
Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of economic conditions, includes the follow amounts related to discontinued operations: a net impairment recovery of $9.2 million for the year ended December 31, 2013, and an impairment charge of $121.8 million for the year ended December 31, 2012.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to the Company's employees.

(i)	Amounts represent adjustments for insurance claims related to lost profits during the floods that occurred in 2011.

(j)
Amounts represent adjustments to include 100% of Baluma S.A. (Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(k)	Amount represents the gain recognized on the sale of the Harrah's St. Louis casino.

(l)	Amounts represent the gain recognized on the sale of 45% of Baluma S.A. (Punta del Este) to Enjoy S.A.

(m)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions),

(n)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(o)	Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from profitability improvement and cost-savings programs.